Exhibit 2.4

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

HEALTHSOUTH CORPORATION

AND

DIAGNOSTIC HEALTH HOLDINGS, INC.

________________________

DATED AS OF APRIL 19, 2007

________________________

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TABLE OF CONTENTS

Page

ARTICLE I PURCHASE AND SALE	1

1.1	Purchase and Sale of the Shares	1

1.2	Consideration	2

1.3	Closing	2

1.4	Deliveries by Seller	2

1.5	Deliveries by Buyer	2

1.6	Related Calculations	3

ARTICLE II RELATED MATTERS	6

2.1	Transition Services Agreement	6

2.2	Certain Intercompany Matters.	6

2.3	Resignations	7

2.4	Restructuring Transactions	7

2.5	Substitute Contracts	9

2.6	Payment of Division Indebtedness	9

2.7	Excluded Liabilities	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	10

3.1	Organization of Seller; Authority	10

3.2	Title to Shares	10

3.3	Organization and Qualification	11

3.4	Capitalization of the Company	11

3.5	Capitalization of the Division Entities	11

3.6	No Violation; Consents and Approvals	12

3.7	Financial Statements; Undisclosed Liabilities	13

3.8	Absence of Certain Changes or Events	14

3.9	Real Property	14

3.10	Personal Property	16

3.11	Intellectual Property	17

3.12	Litigation	17

3.13	Employee Benefit Plans	18

3.14	Taxes	18

3.15	Material Contracts and Commitments	20

3.16	Compliance with Laws; Permits	21

3.17	Labor Matters	22

3.18	Environmental	23

3.19	Healthcare Regulatory Matters	23

3.20	Assets of the Division	25

3.21	Insurance	25

3.22	Payors	25

3.23	Books and Records	25

3.24	Affiliate Transactions	25

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3.25	Bank Accounts; Power of Attorney	26

3.26	Brokers	26

3.27	NO OTHER REPRESENTATIONS	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	26

4.1	Organization; Authority	26

4.2	No Violation; Consents and Approvals	27

4.3	Litigation	27

4.4	Financing	28

4.5	Acquisition of the Shares for Investment; Securities Act	28

4.6	Vote/Approval Required	28

4.7	Solvency	28

4.8	Investigation by Buyer	28

4.9	Brokers	29

ARTICLE V COVENANTS OF THE PARTIES	29

5.1	Conduct of the Division	29

5.2	Access to Information Prior to the Closing; Confidentiality; Cooperation 31

5.3	Commercially Reasonable Efforts	32

5.4	Consents	32

5.5	[Intentionally Omitted]	33

5.6	Public Announcements	33

5.7	Supplemental Disclosure	33

5.8	Certain Licenses and Permits	33

5.9	Records; Cooperation	34

5.10	Covenant Not to Compete	36

5.11	Buyer Covenant	38

5.12	Distributions	38

ARTICLE VI	39

ADDITIONAL AGREEMENTS	39

6.1	Tax Matters	39

6.2	Division Employees; Employee Contracts and Benefits	44

6.3	Workers' Compensation	47

6.4	Use of Seller's Name and Logo	47

6.5	CIA	48

6.6	IDX Agreement	48

6.7	Joint Ventures	48

6.8	Enterprise Systems Carve-Outs	48

ARTICLE VII CONDITIONS TO OBLIGATIONS OF EACH OF SELLER AND BUYER	49

7.1	Mutual Conditions	49

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLER	50

8.1	Conditions	50

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ARTICLE IX CONDITIONS TO OBLIGATIONS OF BUYER	50

9.1	Conditions	50

ARTICLE X TERMINATION, AMENDMENT AND WAIVER	52

10.1	Termination	52

10.2	Procedure and Effect of Termination	52

10.3	Amendment and Modification	53

ARTICLE XI SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	53

11.1	Survival of Representations	53

11.2	Seller's Agreement to Indemnify	54

11.3	Seller's Limitation of Liability	54

11.4	Buyer's Agreement to Indemnify	55

11.5	Buyer's Limitation of Liability	55

11.6	Conditions of Indemnification With Respect to Third-Party Claims	55

11.7	Other Claims	56

11.8	Sole Remedy	57

ARTICLE XII MISCELLANEOUS	58

12.1	Fees and Expenses	58

12.2	Further Assurances	58

12.3	Notices	58

12.4	Entire Agreement	60

12.5	Severability	60

12.6	Binding Effect; Assignment	60

12.7	No Third-Party Beneficiaries	60

12.8	Counterparts	60

12.9	Interpretation	61

12.10	Forum; Service of Process	61

12.11	Governing Law	61

12.12	Specific Performance	61

12.13	Waivers	61

12.14	Defined Terms	62

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INDEX OF DEFINED TERMS

2006 Financial Information	13	Estimated Net Working Capital	3
90% Payor Contract Condition	58	Estimated Net Working Capital Adjustment	3
Accounting Firm	4	Exchange Act	12
Actual Net Working Capital	5	Excluded Assets	7
Affiliate	59	Excluded Liabilities	9
Affiliated Group	18	Facilities	62
Agreement	1	Filing	12
Applicable Buyer Plan	43	GAAP	62
Audited Financial Statements	13	Good Faith Statement	3
Basket	52	Governmental Entity	12
Benefit Plans	59	Healthcare Laws	23
Business	1	IDX	62
Business Day	59	IDX Agreement	62
Business Employees	22	Inactive Employees	42
Buyer	1	Income Statement	13
Buyer Claims	51	Indebtedness	62
Buyer Indemnified Parties	51	Initial Purchase Price	2
Buyer Representatives	30	Intellectual Property Rights	63
Capitalized Lease Indebtedness	62	Interest Rate	63
Capitalized Lease Indebtedness Limit	9	Knowledge of Seller	63
Cash	60	Law	63
CIA	23	Lease	14
Closed Facilities	13	Leased Real Property	14
Closing	1	Liens	1
Closing Date	2	Listed Agreements	44
Code	60	Litigation	17
Company	1	Material Adverse Effect	64
Conclusive Statement	5	Material Contracts	19
Confidentiality Agreement	30	Most Recent Balance Sheet	13
Consent	12	Net Deficiency Amount	5
Consented Payor Contracts	60	Net Excess Amount	5
Consolidated Income Tax Return	39	Net Working Capital	3
Contract	61	Net Working Capital Adjustment Amount	5
Courts	58	Notice of Disagreement	4
Damages	51	OIG	23
Designated Industry	34	Parent	50
Disclosure Letter	7	Pension Plan	65
Division	1	Permits	21
Division Entities	1	Person	65
Division Offerees	42	Post-Closing Taxes	38
Effective Time	61	Pre-Closing Taxes	38
Enterprise Systems Carve-Outs	46	Pre-Closing Transactions	33
Environmental Law	22	Procedure Agreement	33
ERISA	61	Purchase Price	6
ERISA Affiliate	61	Real Property	15

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Records	32	Target Net Working Capital	66
Required Consent Payor Contract	65	Tax	19
Restricted Territory	65	Tax Benefit	55
Restructuring Documents	8	Tax Indemnified Party	40
Restructuring Transactions	7	Tax Indemnifying Party	40
Retained Litigation	33	Tax Return	19
Seller	1	Tax Third-Party Claim	40
Seller Claims	52	Termination Date	49
Seller Indemnified Parties	52	Third-Party Claims	53
Seller Returns	37	Transaction Documents	10
Seller’s Knowledge	63	Transfer Taxes	41
Seller’s Trademarks and Logos	45	Transferred Employees	42
Shares	1	Transition Agreement	6
Straddle Period Returns	37	Unlimited Representations	51
Straddle Statement	37	Unrelated Liabilities	67
Subsidiary	66	Welfare Plan	67
Subsidiary Shares	10	Wind-down Period	45
Substitute Contracts	8

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 18, 2007 (the "Agreement"), by and between HEALTHSOUTH CORPORATION, a Delaware corporation ("Seller") and DIAGNOSTIC HEALTH HOLDINGS, INC., a Delaware corporation ("Buyer").

RECITALS

WHEREAS, Seller is engaged, through the Division Entities (as hereinafter defined), in the business of operating the outpatient diagnostic imaging centers listed on Schedule I attached hereto (the "Business");

WHEREAS, the Business is operated through the entities listed on Schedule II attached hereto (collectively, the "Division Entities");

WHEREAS, prior to Closing (as hereinafter defined), all of Seller's equity interests in the Division Entities shall be held, directly or indirectly, by DIAGNOSTIC HEALTH CORPORATION, a Delaware corporation (the "Company" and, collectively with the Division Entities, the "Division");

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares");

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell and transfer to Buyer, all of Seller's right, title and interest in and to the Division by way of a purchase by Buyer and sale by Seller of the Shares, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the respective Board of Directors of each of Seller and Buyer has approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

TERMS

ARTICLE I

PURCHASE AND SALE

1.1	Purchase and Sale of the Shares

. Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares, free and clear of all liens, encumbrances, security interests, mortgages, pledges, claims, options, restrictions or other rights of third parties (collectively, "Liens").

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1.2	Consideration

. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares at the Closing, Buyer shall pay to Seller an amount in cash, equal to (i) Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000) (the "Unadjusted Purchase Price"), plus or minus (ii) the amount, if any, of the Estimated Net Working Capital Adjustment (as hereinafter defined) (such amount, the "Initial Purchase Price").

1.3	Closing

. Subject to Article X hereof, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Balch & Bingham LLP, 1901 6th Avenue North, Suite 2600, Birmingham, Alabama 35203, at 10:00 a.m., local time, on the fifth Business Day immediately following the date upon which the conditions set forth in Article VII, Article VIII and Article IX are satisfied or capable of being satisfied at the Closing or, to the extent permitted by applicable Law (as hereinafter defined), waived, or at such other place, date and time as shall be agreed upon in writing by the parties hereto (the date that the Closing actually occurs shall be referred to herein as the "Closing Date").

1.4	Deliveries by Seller

. Prior to or at the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)       stock certificate(s) representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank;

(b)       the Transition Agreement, duly executed by Seller, and executed copies of the other Transaction Documents to which Seller or its Affiliates is a party;

(c)	the resignations referred to in Section 2.3 hereof;

(d)       the books and records of the Company and Division Entities, including the minute books and stock records and stock certificates representing the Subsidiary Shares, to the extent said books and records are in Seller's custody, control or possession;

(e)	the officer's certificate referred to in Section 9.1(c) hereof;

(f)        the Consents referred to in Sections 9.1(d), 9.1(e) and 9.1(f) hereof; and

(g)	the secretary's certificate referred to in Section 9.1(g) hereof.
1.5	Deliveries by Buyer

. Prior to or at the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

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(a)       cash in an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to a bank account designated in writing by Seller at least two (2) Business Days prior to the Closing Date;

(b)       the Transition Agreement, duly executed by Buyer and executed copies of the other Transaction Documents to which Buyer is a party;

(c)	the Consents referred to in Section 7.1(c) hereof; and
(d)	the officer's certificate referred to in Section 8.1(c) hereof;
(e)	the secretary’s certificate referred to in Section 8.1(d) hereof.
1.6	Related Calculations

.

(a)	Net Working Capital Calculations.

(i)        Seller shall, at least five (5) Business Days prior to the Closing Date, cause to be prepared and delivered to Buyer a statement (the "Good Faith Statement") setting forth a good faith estimate of the Net Working Capital (as hereinafter defined) of the Division as of the Effective Time (the "Estimated Net Working Capital") and the components and calculations thereof. Buyer and its representatives shall have an opportunity to review and comment upon the Good Faith Statement, which shall be subject to Buyer's reasonable approval. As used herein, "Net Working Capital" shall mean (i) the sum of (A) accounts receivable, net of reserves for doubtful accounts (but excluding any intercompany accounts receivable and unapplied Cash) and (B) other current assets (other than Cash), less (ii) the sum of (A) trade accounts payable (but excluding any intercompany accounts payable), (B) refunds due to patients and third-party payors, as reflected in account 2512, (C) accrued liabilities (but excluding any intercompany accrued liabilities and excluding the current portion of long-term Indebtedness) and (D) other current liabilities, in accordance with the calculation of Net Working Capital set forth on Schedule III attached hereto, in each case determined in accordance with GAAP, applied in a manner consistent with the manner in which GAAP was applied in the preparation of the Audited Financial Statements (and subject to the exceptions to GAAP set forth therein).

(ii)       If the Estimated Net Working Capital exceeds the Target Net Working Capital, then, in determining the Initial Purchase Price, the Unadjusted Purchase Price shall be increased by the amount of such excess. If the Estimated Net Working Capital is less than the Target Net Working Capital, then, in determining the Initial Purchase Price, the Unadjusted Purchase Price shall be decreased by the amount of such deficit. Any increase or decrease to the Unadjusted Purchase Price pursuant to this Section 1.6(a)(ii) shall be referred to herein as the "Estimated Net Working Capital Adjustment."

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(iii)      Buyer shall have ninety (90) calendar days after the Closing Date to review the Good Faith Statement together with the work papers used in its preparation. During the course of the preparation of the Good Faith Statement and following the delivery of the Good Faith Statement, Seller shall provide Buyer and its representatives reasonable access, during normal business hours of Seller, to all personnel, books and records of Seller as reasonably requested by Buyer to assist it in its review of the Good Faith Statement and its preparation. The Good Faith Statement shall become final and binding upon the parties on the ninety-first (91st) calendar day following the Closing unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted, and (B) include Buyer's calculation of the Net Working Capital (whichever is being disputed) of the Division as of the Effective Time. If Buyer's calculation of the Net Working Capital, as set forth in Buyer's Notice of Disagreement, results in an Excess Amount or Deficiency Amount of less than $75,000 with respect to Net Working Capital, then the Good Faith Statement shall become final and binding upon the parties; otherwise, the Good Faith Statement shall become final and binding upon the parties on the date the parties hereto resolve in writing any differences they have with respect to any matter properly included in the Notice of Disagreement, in accordance with this Section 1.6(a). During the sixty (60) calendar days immediately following the receipt by Seller of a Notice of Disagreement, the respective Chief Financial Officers of Seller and Buyer or their designees shall negotiate in good faith to resolve any disputed items timely included in a Notice of Disagreement. During such period, Buyer shall have full access to the working papers of Seller prepared in connection with Seller’s preparation of the Good Faith Statement, and Seller shall have full access to the working papers of Buyer prepared in connection with Buyer's preparation of the Notice of Disagreement. Any resolution of disputed items included in the Notice of Disagreement that is agreed upon in writing by Buyer and Seller shall be final, binding and conclusive as to Seller, Buyer and their respective Affiliates. At the end of such sixty (60) calendar day period, at the request of Seller or Buyer, any and all matters which remain in dispute, and which were included in the Notice of Disagreement, shall be submitted to a mutually acceptable, nationally recognized accounting firm (the "Accounting Firm") selected by Seller and Buyer, with no material relationship to Seller or Buyer or any of their respective Affiliates, for a binding resolution of such disputed items. If Buyer and Seller are not able to agree upon an Accounting Firm, the appointment of an Accounting Firm will be finally selected by mutual agreement of an accounting firm selected by Seller and an accounting firm selected by Buyer; provided that, neither of the accounting firms selected by Buyer or Seller shall serve as the Accounting Firm. The fees and expenses of the Accounting Firm shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties. For example, if it is Buyer’s position that the adjustment owed is $300, Seller’s position that the adjustment owed is $100 and the Accounting Firm’s finding that the adjustment owed is $150, then Buyer shall pay 75% (300-150 / 300-100) of the Accounting

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Firm’s fees and expenses and Seller shall pay 25% (150-100 / 300-100) of the Accounting Firm’s fees and expenses. Other than the expense of retaining the Accounting Firm, the expense of preparing the Good Faith Statement shall be borne by Seller.

(iv)      The Accounting Firm shall determine and report in writing to Seller and Buyer as to its determination of all disputed matters submitted to the Accounting Firm and the effect of such determinations on the Good Faith Statement within twenty (20) Business Days after such submission, and such determinations shall be final, binding and conclusive as to Seller, Buyer and their respective Affiliates. In resolving any disputed item, the Accounting Firm, acting in its capacity as an expert and not as an arbitrator: (A) shall limit its review to matters specifically set forth in such Notice of Disagreement delivered pursuant to Section 1.6(a)(iii) as a disputed item (other than those items thereafter resolved by mutual written agreement of Seller and Buyer) and (B) shall further limit its review to whether the calculation of any such disputed item is mathematically accurate and whether the calculation of Net Working Capital has been prepared in accordance with this Agreement and the accounting principles and methodologies set forth in Schedule III attached hereto. Each of Seller and Buyer shall have the right to meet with representatives of the Accounting Firm and present its position as to the resolution of such disputed item. In addition, Seller and Buyer shall each furnish to the Accounting Firm such work papers and other documents and information relating to the disputed items, as the Accounting Firm may reasonably request.

(v)       At such time as the Good Faith Statement, as it may be adjusted pursuant to this Section 1.6(a), becomes final, binding and conclusive upon Seller and Buyer in accordance with this Section 1.6(a), the Good Faith Statement shall become the "Conclusive Statement." The Conclusive Statement shall set forth the Net Working Capital of the Division (the "Actual Net Working Capital") as of the Effective Time. The Conclusive Statement shall also set forth the difference, if any, determined by subtracting the Estimated Net Working Capital from the Actual Net Working Capital (such difference, the "Net Working Capital Adjustment Amount"), it being understood that the Net Working Capital Adjustment Amount may be either a positive or negative number. Buyer shall pay to Seller the amount of any positive Net Working Capital Adjustment Amount (the "Net Excess Amount") and Seller shall pay to Buyer the amount of any negative Net Working Capital Adjustment Amount (the "Net Deficiency Amount"). The Conclusive Statement shall be prepared in accordance with the methodology set forth on Schedule III hereto.

(vi)      If the Conclusive Statement contains a Deficiency Amount, then Seller shall pay to Buyer an amount in cash equal to such Deficiency Amount. If the Conclusive Statement contains an Excess Amount, then Buyer shall pay to Seller an amount in cash equal to such Excess Amount. Any payment to be made pursuant to this Section 1.6(a) shall be made on the third Business Day following the date on which the Good Faith Statement becomes the

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Conclusive Statement pursuant to this Section 1.6(a). Any payment required to be made by Seller or Buyer pursuant to this Section 1.6(a) shall bear interest from the Closing Date through the date of payment at the Interest Rate and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

(b)       Purchase Price. The Initial Purchase Price, as adjusted pursuant to this Section 1.6, shall be referred to herein as the "Purchase Price."

ARTICLE II

RELATED MATTERS

2.1	Transition Services Agreement

. Prior to or at the Closing, Seller and Buyer shall enter into a Transition Services Agreement between Seller and Buyer, substantially in the form set forth in Exhibit A attached hereto, pursuant to which Seller shall provide, or cause to be provided, to the Division certain transition services, as set forth therein, for the time periods set forth therein, in accordance with the terms thereof (the "Transition Agreement").

2.2	Certain Intercompany Matters.

(a)       As of the Closing, all intercompany accounts receivable and accounts payable between the Company or any Division Entity, on the one hand, and Seller or any of its Affiliates (other than the Company or any Division Entity), on the other hand, shall be addressed as provided in this Section 2.2(a) such that (i) immediately after the Closing (and for the purposes of Section 1.6), none of the Company or any Division Entity will (A) owe any amounts to Seller or any of its Affiliates (other than the Company or a Division Entity) under any such intercompany payables with respect to which the Company or a Division Entity was the obligor or (B) be due any amounts from Seller or any of its Affiliates (other than the Company or a Division Entity) under any such intercompany receivables with respect to which the Company or a Division Entity was the holder and (ii) neither the Company nor any Division Entity will bear any cost or incur any liability as a result of achieving this result. As soon as practicable after the date hereof, and in any event at least 30 days prior to the anticipated Closing Date, Seller shall meet and confer with Buyer and discuss the manner in which Seller would propose to achieve the result set forth in the preceding sentence (whether by cancelling, forgiving or transferring any such intercompany payables or receivables to or from the Company or any Division Entity at or prior to the Closing) and, upon the reasonable request of Buyer, take such actions as Buyer may direct to achieve this result so long as (x) such actions requested by Buyer, if implemented as of the Closing, would have no cost or liability to Seller or any of its Affiliates or (y) Buyer reimburses Seller for any costs or liabilities incurred by Seller or any of its Affiliates as a result of such requested action. The foregoing notwithstanding, Seller shall not take or be required to take any action with respect to any assets or obligations of any Division Entity that is not wholly owned, directly or indirectly by Seller, expect in compliance with all applicable agreements and Laws relating to such entity.

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(b)       Except (i) as provided on Section 2.2 of the Disclosure Letter, (ii) as provided in the Transition Agreement and (iii) for the IDX Agreement, at or prior to the Closing, all information technology, intellectual property, accounting, insurance, banking, human resources, legal, tax, communications, real estate and other specified products or services provided (A) to the Company or any Division Entity (x) by Seller or any of its Affiliates (other than the Company or any Division Entity) or (y) pursuant to agreements, licenses or arrangements between Seller or its Affiliates (other than the Company or a Division Entity), on the one hand, and third parties, on the other hand, under which goods or services are provided to the Company or any Division Entity, or (B) by either the Company or any Division Entity to Seller or any of its Affiliates (other than the Company or any Division Entity), including any agreements or understandings (written or oral) with respect thereto, will terminate. Except as otherwise provided in the Transition Agreement or this Agreement, on and after the Closing Date, Buyer shall be solely responsible for the operation of the Division. Section 2.2(b) of the disclosure letter delivered by Seller to Buyer simultaneously herewith (the "Disclosure Letter") sets forth all (i) Contracts and other assets between Seller or its Affiliates (other than the Company or a Division Entity), on the one hand, and third parties, on the other hand, pursuant to which the Company or any Division Entity is entitled to receive payments or other benefits, which will not be transferred to the Company or a Division Entity and, following the Effective Time, the Company or such Division Entity will no longer be entitled to such payments or benefits provided thereunder, (ii) Contracts and other assets between the Company or any Division Entity and Seller or any of its Affiliates (other than the Company or any Division Entity) pursuant to which the Company or any Division Entity provides products or services to Seller or any of its Affiliates (other than the Company or any Division Entity) and (iii) other assets, properties and rights of the Division that will be retained by Seller and will not be available for use by the Division following the Effective Time.

2.3	Resignations

. At the Closing, Seller shall cause to be delivered to Buyer and the Company duly signed resignations from the members of the board of directors, board of managers or similar governing bodies, and officers, effective as of the Closing, of the Company and each Division Entity, to the extent previously requested by Buyer, and shall take such other action as is necessary to accomplish the foregoing.

2.4	Restructuring Transactions

.

(a)       Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, consummate the transactions listed in Section 2.4(a) of the Disclosure Letter in order to transfer and convey to the Company or the Division Entities all of Seller's right, title and interest in and to (i) the equity interests in the Division Entities and (ii) such other properties, assets and Contracts primarily used in the conduct of the Business as are set forth on Section 2.4(a) of the Disclosure Letter.

(b)       Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, consummate the transactions listed in Section 2.4(b) of the Disclosure Letter in order to transfer

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or convey to Seller or a Subsidiary of Seller (other than the Company or a Division Entity) all of their right, title and interest in and to (i) the equity interests in all Subsidiaries of or other entities owned by the Company and the Division Entities that are not engaged in the conduct of the Business and (ii) such other properties, assets and Contracts that are not used in the conduct of Business and which are set forth in Section 2.4(b) of the Disclosure Letter (collectively, the "Excluded Assets"). Any liabilities or obligations of the Company or any Division Entity that relate to any Excluded Asset shall also be transferred to and assumed by Seller or a Subsidiary of Seller (other than the Company or a Division Entity) prior to the Closing, and shall constitute Excluded Liabilities. The transactions listed in Sections 2.4(a) and 2.4(b) of the Disclosure Letter shall be collectively referred to herein as the "Restructuring Transactions".

(c)       Prior to the Closing, Seller shall provide to Buyer evidence reasonably satisfactory to Buyer that the Restructuring Transactions have been completed and copies of all agreements, instruments, certificates and other documents relating to the Restructuring Transactions (the "Restructuring Documents"). As soon as practicable after the date hereof, and in any event at least 30 days prior to the anticipated Closing Date, Seller shall meet and confer with Buyer and discuss the manner in which Seller would propose to effect the Restructuring Transactions and, upon the reasonable request of Buyer, Seller shall take such actions to effect the Restructuring Transactions as Buyer may reasonably request so long as (x) such actions, if implemented as of the Closing, would have no cost or liability to Seller or any of its Affiliates or (y) Buyer reimburses Seller for any costs or liabilities incurred by Seller or any of its Affiliates as a result of such requested action.

(d)       To the extent any property, asset or Contract that is to be transferred or conveyed pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement is not assignable or transferable without the consent of any Person other than Seller, Buyer or any of their respective Affiliates, and such consent shall not have been given prior to the Closing, Seller shall have the continuing obligation after the Closing to use its commercially reasonable efforts to endeavor to obtain any such consent. After the Closing, Seller and Buyer shall cooperate with each other in any reasonable arrangement that is designed to (i) relieve Seller of the obligations of any such property, assets and Contracts that are required to be transferred or conveyed to the Company or the Division Entities pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement and provide Buyer the benefits thereunder and (ii) relieve Buyer of the obligations of any such property, assets and Contracts that are required to be transferred or conveyed to Seller or a Subsidiary of Seller (other than the Company or the Division Entities) pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement and provide Seller the benefits thereunder.

(e)       If, after the Closing, Seller or its Affiliates receives any payment in connection with the Business, Seller shall notify Buyer and cause such payment to be remitted to the Company promptly after receipt thereof by Seller or its Affiliate. If, after the Closing, Buyer, the Company or any Division Entity receives any payment that is not in connection with the Business and rightfully belongs to Seller or its Affiliates, Buyer shall notify Seller and cause such payment to be remitted to Seller promptly after receipt thereof by Buyer, the Company or the Division Entity.

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2.5	Substitute Contracts

. Buyer shall use its commercially reasonable efforts to cause the Company to be substituted in all respects for Seller, effective as of the Closing, in respect of all obligations of Seller under the IDX Agreement and each of the agreements, contracts, equipment leases, guaranties, letters of credit, letters of comfort and other obligations of Seller (including leases of real and personal property) for the benefit of the Division or any of the Division Entities or any extensions or modifications thereto in accordance with this Agreement (collectively, the "Substitute Contracts") and to use its commercially reasonable efforts to cause each other party to such Substitute Contract to release Seller and its Affiliates (other than the Company and any Division Entity) from any and all obligations and liabilities under such Substitute Contract. To the extent that it is commercially impracticable with respect to any given Substitute Contract for Buyer to effect such substitution and release, so long as Buyer may receive the economic benefit from such Substitute Contract , Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against all Damages asserted against, resulting to, imposed upon or incurred by the Seller Indemnified Parties by reason of or arising from any liability or obligation resulting from any such Substitute Contract in accordance with Section 11.4. Buyer shall take all actions that are necessary to comply with this Section 2.5 as promptly as practicable after the date hereof and shall keep Seller reasonably informed of any developments associated therewith and shall provide Seller with periodic updates on the status of its efforts. Seller agrees to reasonably cooperate with Buyer in connection with the fulfillment of Buyer’s obligations under this Section 2.5. Section 2.5 of the Disclosure Letter sets forth a list of all Substitute Contracts of Seller.

2.6	Payment of Division Indebtedness

. At or prior to the Closing, Seller shall repay or assume, or cause to be repaid or assumed, on behalf of the Company and the Division Entities, all outstanding Indebtedness (together with accrued interest thereon) of the Company and the Division Entities as of the Closing Date (other than Capitalized Lease Indebtedness, in an amount not to exceed two million four hundred thousand dollars ($2,400,000) as calculated in accordance with GAAP (the "Capitalized Lease Indebtedness Limit"), which shall remain with the Company after the Closing), and shall take all actions as may be reasonably required to release the Company and the Division Entities from any and all obligations and liabilities under such Indebtedness (other than Capitalized Lease Indebtedness, in an amount not to exceed the Capitalized Lease Indebtedness Limit, which shall remain with the Company after the Closing) and any Lien or guaranty in respect of any such Indebtedness (other than Capitalized Lease Indebtedness in an amount not to exceed the Capitalized Lease Indebtedness Limit, which shall remain with Seller after the Closing) or any Indebtedness of Seller or its Subsidiaries (other than Capitalized Lease Indebtedness in an amount not to exceed the Capitalized Lease Indebtedness Limit, which shall remain with Seller after the Closing). If it is determined after the Closing that the Capitalized Lease Indebtedness at the Effective Time is more than $75,000 greater than the Capitalized Lease Indebtedness Limit, then Seller shall pay to Buyer the amount of by which the Capitalized Lease Indebtedness at the Effective Time is greater than the Capitalized Lease Indebtedness Limit such excess, and Buyer shall assume such excess Capitalized Lease Indebtedness. If it is determined after the Closing that the Capitalized Lease Indebtedness at the Effective Time is more than $75,000 less than the Capitalized Lease Indebtedness Limit, then Buyer shall pay to Seller the amount by which the Capitalized Lease Indebtedness at the

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DIAGNOSTIC DIVISION-GORES

Effective Time is less than the Capitalized Lease Indebtedness Limit. Any disputes as to the Capitalized Lease Indebtedness at the Effective Time shall be resolved in the same manner as disputes as to the Good Faith Statement pursuant to Section 1.6(a).

2.7	Excluded Liabilities

. Notwithstanding any provision in this Agreement, Buyer will not assume and shall not be liable for any Unrelated Liabilities and all other liabilities or obligations of Seller except as otherwise expressly provided in this Agreement (collectively, the "Excluded Liabilities"). Notwithstanding the foregoing, for the avoidance of doubt, Excluded Liabilities shall include those liabilities and obligations of Seller and the Division set forth on Section 2.7 of the Disclosure Letter. Seller shall retain and be liable for all Excluded Liabilities (or, if Seller is not legally able to retain or assume any Excluded Liability for any reason, Seller shall indemnify Buyer and the Division from and against such Excluded Liability).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as follows:

3.1	Organization of Seller; Authority

. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and corporate authority to enter into this Agreement, the Transition Agreement, the Restructuring Documents and each of the other agreement, instrument, certificate or document contemplated hereby or thereby or to be executed in connection with the consummation of the transactions contemplated hereby or thereby (collectively, the "Transaction Documents"), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been (and the other Transaction Documents, upon execution and delivery, will be) duly executed and delivered by Seller and constitutes (and the other Transaction Documents, upon execution and delivery, will constitute) a valid and binding obligation of Seller, enforceable against Seller in accordance with its and their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2	Title to Shares

. Seller has good and valid title to the Shares, free and clear of all Liens, and upon delivery to Buyer at the Closing of a certificate or certificates representing the Shares, duly endorsed by

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DIAGNOSTIC DIVISION-GORES

Seller for transfer to Buyer or accompanied by stock powers duly executed in blank, and upon receipt by Seller of the Initial Purchase Price at the Closing, good and valid title to the Shares will pass to Buyer, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. Seller has as of the date of this Agreement, and after giving effect to the Restructuring Transactions, the Company will have as of the Closing, directly or indirectly through one of its Subsidiaries, good and valid title to the shares of capital stock or other equity interests of all of the Division Entities shown on Section 3.5(a) of the Disclosure Letter (the "Subsidiary Shares"), free and clear of all Liens, except as set forth in Section 3.2 of the Disclosure Letter.

3.3	Organization and Qualification

. The Company and each of the Division Entities is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof, except where the failure to be in good standing or have such power and authority would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 3.3 of the Disclosure Letter, the Company and each of the Division Entities is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Section 3.3 of the Disclosure Letter sets forth the jurisdictions in which the Company and each of the Division Entities is qualified to do business. True and complete copies of the Articles of Incorporation and Bylaws (or other charter documents) of the Company and each of the Division Entities have been delivered or otherwise made available to Buyer.

3.4	Capitalization of the Company

. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares, constituting the Shares, are validly issued and outstanding. The Shares were duly authorized and are fully paid and nonassessable. The Shares are owned of record and beneficially by Seller. Such Shares have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, or which give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote on any matters which stockholders of the Company may vote upon.

3.5	Capitalization of the Division Entities

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DIAGNOSTIC DIVISION-GORES

.

(a)       The Subsidiary Shares for each Division Entity that is a corporation were duly authorized and are validly issued, fully paid and nonassessable. The Subsidiary Shares of each Division Entity that is not a corporation were duly authorized, and are validly issued. Except as set forth in Section 3.5(a) of the Disclosure Letter, all issued and outstanding shares of capital stock or other equity interests of each Division Entity are, or as of the Closing will be, owned of record and beneficially by the Company or another wholly-owned Division Entity. The Subsidiary Shares of each Division Entity are, or as of the Closing will be, owned of record and beneficially by the Company, either directly or indirectly through a Division Entity. Section 3.5(a) of the Disclosure Letter sets forth all of the authorized, issued and outstanding shares of capital stock or other equity interests of each Division Entity, and the holder of all such equity interests. Except for the Division Entities, after the Restructuring Transactions, the Company will not own, directly or indirectly, any capital stock, equity securities or other equity interest in any other Person.

(b)       The Subsidiary Shares of each Division Entity have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights (except as otherwise required by applicable Law). Except as set forth in Section 3.5(b) of the Disclosure Letter, there are no outstanding warrants, puts, calls, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments or arrangements pursuant to which Seller, the Company or any of the Division Entities is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock, equity interests or other securities of the Division Entities or which give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Subsidiary Shares of the Division Entities. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders of any of the Division Entities may vote.

3.6	No Violation; Consents and Approvals

.

(a)       The execution and delivery by Seller (and each of Affiliates that are a party thereto) of this Agreement and the other Transaction Documents do not, and the performance by Seller and its Affiliates of their obligations hereunder and thereunder and compliance with the terms hereof and thereof will not (i) conflict with the Restated Certificate of Incorporation or Amended and Restated Bylaws of Seller or the comparable governing instruments of the Company or any of the Division Entities; (ii) subject to receipt of the Consents and the making of Filings referred to in Section 3.6(b) hereof, violate or conflict with any Law applicable to Seller, the Company or any of the Division Entities, including any statute, regulation, and rule of any health care authority having jurisdiction over the Division or the Facilities, including such Laws relating to health care fraud and abuse; or (iii) subject to receipt of the Consents and the making of Filings referred to in Section 3.6(b) hereof, result in any violation of or breach or default under, or give rise to a right of termination, cancellation or acceleration, or result in the creation of any Lien upon, any of the properties or assets of the Company or any of the Division Entities, under any Material Contract (as hereinafter defined) or

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Permit (as hereinafter defined) to which Seller, the Company or any of the Division Entities is a party or by or to which Seller, the Company or any of the Division Entities or any of their respective properties or assets is bound or subject, except, in the case of (ii) and (iii) above, for any such conflict, violation, breach, default, right of termination or cancellation which (A) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (B) arises from or relates to the legal or regulatory status of Buyer or the nature of Buyer's businesses or its participation in the transactions contemplated hereby.

(b)       Set forth in Section 3.6(b) of the Disclosure Letter is a list of each (i)  consent, approval, waiver, license, certification, Permit, order or authorization of (each, a "Consent") and registration, declaration or filing (each, a "Filing") with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign (a "Governmental Entity"), that is material to the conduct of the Business required to be obtained or made by or with respect to Seller, the Company or any Division Entity in connection with the execution and delivery of this Agreement or the Transition Agreement, or the consummation by Seller of the transactions contemplated hereby and thereby, other than compliance with and Filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) Consent of any third party required to be obtained or made by or with respect to Seller, the Company or any Division Entity in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation by Seller of the transactions contemplated hereby and thereby (including the Restructuring Transactions), other than such Consents, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.7	Financial Statements; Undisclosed Liabilities

.

(a)       Section 3.7(a) of the Disclosure Letter contains the audited financial statements of Seller's diagnostic division, including outpatient diagnostic imaging facilities operated by the Division Entities as well as those previously closed or divested by Seller (the "Closed Facilities"), as of and for the years ended December 31, 2005 and December 31, 2006, together with the audit report of PricewaterhouseCoopers LLP (such audited financial statements, collectively, the "Audited Financial Statements"). The Audited Financial Statements and notes thereto (i) have been prepared from the books and records of Seller and such diagnostic division, (ii) have been prepared in accordance with GAAP, consistently applied (except as disclosed therein), and (iii) fairly present in all material respects the financial condition and results of operations of Seller's diagnostic division for the periods presented. The Audited Financial Statements accurately reflect the net property, plant and equipment of the Division in accordance with GAAP, as of the dates of such Audited Financial Statements.

(b)       Section 3.7(b)(i) of the Disclosure Letter contains the internal unaudited historical consolidated income statement of the Division prepared for the two month period ended February 28, 2007 (the "Income Statement") and an internally prepared consolidated pro forma balance sheet for the Division as of February 28, 2007 (the "Most Recent Balance Sheet"). For the avoidance of doubt, the Income Statement and Most Recent Balance Sheet do not reflect management's pro forma diligence, normalization adjustments or corporate

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DIAGNOSTIC DIVISION-GORES

overhead. The Income Statement represents the ongoing and continuing operations of the Division, prepared in a manner set forth in Section 3.7(b)(ii) of the Disclosure Letter. The Income Statement and the Most Recent Balance Sheet (i) have been prepared from the books and records of Seller and the Division and (ii) fairly present in all material respects the results of operations of the Division on the basis of reporting to Seller for the periods presented.

(c)       Section 3.7(c) of the Disclosure Letter contains the internal unaudited historical financial information of the Division as of and for the year ended December 31, 2006, including quarterly income statements (collectively, the "2006 Financial Information"). For the avoidance of doubt, the 2006 Financial Information does not reflect management's pro forma diligence and normalization adjustments. The 2006 Financial Information (i) represents the ongoing and continuing operations of the Division, prepared in the manner set forth in Section 3.7(b)(ii) of the Disclosure Letter, (ii) has been prepared from the books and records of Seller and the Division, and (iii) fairly presents in all material respects the financial condition and results of operations of the Division on the basis of presentation outlined in Section 3.7(c) of the Disclosure Letter, which presents the results of operations and financial position of the Division being sold by Seller and acquired by Buyer.

(d)       Except as set forth in Section 3.7(d) of the Disclosure Letter, except for liabilities and obligations (i) disclosed in the Audited Financial Statements or the notes thereto or the Most Recent Balance Sheet, (ii) incurred since December 31, 2006 in the ordinary course of business, consistent with past practice, or (iii) disclosed in Section 3.7(b) of the Disclosure Letter, neither the Company nor any of the Division Entities has any liabilities or obligations (whether direct or indirect, accrued, contingent or otherwise), other than such liabilities and obligations that would not be material in the aggregate.

3.8	Absence of Certain Changes or Events

. Except as disclosed in Section 3.8 of the Disclosure Letter, since December 31, 2006, (i) there has not been any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect, (ii) the Company and the Division Entities have operated the Division in the ordinary course of business consistent with past practice in all material respects and (iii) the Company and the Division Entities have not taken any action which, if taken after the date hereof to the Closing Date, would be prohibited by Sections 5.1(a) – (v) hereof.

3.9	Real Property

.

(a)       Section 3.9(a) of the Disclosure Letter sets forth the address and description of each parcel of real property owned by the Company or any Division Entity. With respect to each such parcel of owned real property:

(i)        except as set forth on Section 3.9(a) of the Disclosure Letter, the identified owner has good and marketable indefeasible fee simple title, free and clear of all Liens, except for recorded Liens easements,

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DIAGNOSTIC DIVISION-GORES

covenants and other restrictions which do not materially impair the current use, occupancy, value or marketability of title of the property subject thereto;

(ii)       except as set forth on Section 3.9(a) of the Disclosure Letter, none of Seller, the Company or any Division Entity has leased or otherwise granted to any Person the right to use or occupy such owned real property or any portion thereof; and

(iii)      except as set forth in Section 3.9(a) of the Disclosure Letter, there are no outstanding options, rights of first offer or rights of first refusal to purchase such owned real property or any portion thereof or interest therein.

(b)        Section 3.9(b) of the Disclosure Letter sets forth all real property leased or subleased to any of the Company or any Division Entity (the "Leased Real Property"). Seller has delivered or otherwise made available to Buyer true, correct and complete copies of each lease or sublease (each, a "Lease") with respect to such real property. With respect to each of the Leases:

(i)             to the Knowledge of Seller, such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)           except as otherwise set forth on Section 3.9(b)(ii) of the Disclosure Letter, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and to the Knowledge of Seller, will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)          to Seller’s Knowledge, none of the Company’s or Division Entities’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(iv)           none of the Company, the Division Entities or, to Seller’s Knowledge, any other party to the Lease is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)            to the Knowledge of Seller, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(vi)           none of the Company or the Division Entities owes, or will owe in the future, any brokerage commissions or finder's fees with respect to the existing term of such Lease;

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DIAGNOSTIC DIVISION-GORES

(vii)         to Seller’s Knowledge, except as set forth on Schedule 3.9(b)(vii) of the Disclosure Letter, no other party to such Lease is an Affiliate of a physician that refers patients to the Business for diagnostic services; and

(viii)        except as set forth on Section 3.9(b)(viii) of the Disclosure Letter, none of the Company or the Division Entities has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)       The owned and leased real property identified in Sections 3.9(a) and 3.9(b) of the Disclosure Letter (collectively, the "Real Property") comprises all of the real property used or intended to be used in, or otherwise related to, the Business; and except as set forth on Section 3.9(c) of the Disclosure Letter, none of the Company or any Division Entity is a party to any agreement or option to purchase any real property or interest therein.

(d)       To Seller’s Knowledge, except as set forth in Section 3.9(d) of the Disclosure Letter, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. Except as set forth on Schedule 3.9(d) of the Disclosure Letter, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

(e)       To Seller’s Knowledge, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, and all insurance requirements affecting the Real Property (collectively, the "Real Property Laws"), and the current use and occupancy of the Real Property and operation of Target's and its Subsidiaries' business thereon do not violate any Real Property Laws. None of the Company or any Division Entity has received any written notice of violation of any Real Property Law and, to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(f)        To Seller’s Knowledge, all material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property which are required or appropriate to use or occupy the Real Property or operate the Business as currently conducted thereon, have been issued and are in full force and effect. None of the Company or the Division Entities has received any written notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any such action.

3.10	Personal Property

.

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(a)       Section 3.10(a) of the Disclosure Letter lists the material diagnostic imaging equipment that will be owned or leased by the Division as of the Closing, separately identifying those items of equipment that are leased. All of such equipment is recorded on the Financial Statements in accordance with GAAP, and there are no material defects in any such equipment as to title.

(b)       After giving effect to the Restructuring Transactions, as of the Closing, the Division will have good title to or a valid leasehold interest in all material computer equipment used by the Transferred Employees and all other office equipment located in any of the Facilities with a replacement value of at least $1,000.

3.11	Intellectual Property

.

(a)       The Company or one of the Division Entities owns or possesses valid and enforceable and adequate licenses or other legal rights to use, in each case, free and clear of all Liens, all Intellectual Property Rights as are necessary to permit the Company and the Division Entities to operate the Division as operated on the date hereof, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no claims are pending, or, to the Knowledge of Seller, threatened, by any Person related to the use in the operation of the Division of any Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement relating to Intellectual Property Rights; (ii) to the Knowledge of Seller, the operation of the Division, as conducted on the date hereof, does not infringe on the Intellectual Property Rights of any Person; and (iii) to the Knowledge of Seller, all Filings, registrations and issuances pertaining to the Intellectual Property Rights owned by the Company and the Division Entities, including any and all patents, registered trademarks and copyright registrations, are in full force and effect.

(c)       Section 3.11(c) of the Disclosure Letter contains an accurate and complete listing of all material software owned, marketed, licensed, used or under development by the Company and its Division Entities, excluding third-party readily commercially available operating systems.

3.12	Litigation

.

(a)       Section 3.12(a) of the Disclosure Letter sets forth all legal actions, claims, suits, proceedings, arbitrations and mediations ("Litigation") pending or, to the Knowledge of Seller, threatened to assert such Litigation, by or against Seller, the Company or any of the Division Entities or which relate to the Division, the Company or any of the Division Entities.

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DIAGNOSTIC DIVISION-GORES

(b)       Except as disclosed in Section 3.12(b) of the Disclosure Letter, neither the Company nor any of the Division Entities nor any of their respective properties is subject to any order, judgment, injunction or decree relating to the conduct, operation and/or ownership of the Business or any settlement agreement relating to the Business in which the Company or any Division Entity has continuing material obligations to a third party. Section 3.12(b) of the Disclosure Letter sets forth all settlement agreements relating to the Business entered into since December 31, 2005. Each of the Company and the Division Entities is, and since December 31, 2005 have been, in material compliance with such settlement agreements.

3.13	Employee Benefit Plans

.

(a)       Neither the Company nor any Division Entity sponsors or maintains any Benefit Plans.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Benefit Plan has been administered in accordance with its terms and each of the Benefit Plans that is sponsored, participated in or maintained by the Company or any of the Division Entities is in compliance with applicable Law, including ERISA and the Code.

(c)       No ERISA Affiliate is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or has withdrawn from any such multiemployer plan where such withdrawal has resulted or could result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

(d)       Except as set forth in Section 3.13(d) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement shall not, either alone or in combination with another event, (i) entitle any current or former employee of the Company or one of the Division Entities to severance pay, unemployment compensation or any other payment from Buyer, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee or former employee.

(e)       There is no pending or, to the Knowledge of Seller or the Company, threatened, Litigation against or involving any Benefit Plan.

3.14	Taxes

.

(a)        Except as set forth in Section 3.14 of the Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(i)        All federal, state, local, and foreign Tax Returns (as hereinafter defined) of or relating to the Division required to be filed by or on behalf of the Company, the Division Entities and including each consolidated,

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DIAGNOSTIC DIVISION-GORES

combined, unitary, affiliated or aggregate group of which Seller and the Company or any of the Division Entities is a member (an "Affiliated Group") have been timely filed in accordance with applicable law (taking into account applicable extensions) with each appropriate Tax authority, and each such Tax Return was complete and correct in all respects.

(ii)       All Taxes (as hereinafter defined) relating to the Division shown to be due on such Tax Returns as due, owed, payable by, or payable on behalf of the Company, the Division Entities or any Affiliated Group, have been paid.

(iii)      Neither the Company nor any of the Division Entities has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code that affects any Tax years subsequent to 2004.

(iv)      All Tax withholding and deposit requirements relating to the Company and the Division Entities (including any withholding with respect to wages or other amounts paid to employees) have been satisfied in full.

(v)       Neither the Company nor any of the Division Entities is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(vi)      The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(vii)     There are no Liens relating to Taxes upon the owned assets of the Company or the Division Entities other than Liens relating to Taxes not yet due and payable.

(viii)    There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company or any of the Division Entities.

(ix)      Neither the Company nor any of the Division Entities is a party to any "listed transaction," as defined in Treasury Regulation Section 1.6011-4(b)(2).

(x)       The federal Consolidated Income Tax Returns of the Affiliated Group of which Seller is the common parent have been examined, and such examinations have been resolved, or the statute of limitations has expired, for all taxable years through 1995. Section 3.14(a)(x) of the Disclosure Letter sets forth the Division Entities, which are not included in the federal Consolidated Income Tax Returns of the Affiliated Group of which Seller is the common parent and the dates through which the federal income Tax Returns of

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DIAGNOSTIC DIVISION-GORES

such Division Entities have been examined, and such examinations have been resolved, or the statute of limitations has expired.

(b)       Section 3.14(b) of the Disclosure Letter sets forth a materially accurate schedule summarizing the tax basis in the material fixed assets of the Division as of December 31, 2006.

(c)       For purposes of this Agreement, (i) "Tax" means any and all U.S. federal, state, local and foreign taxes, including income, alternative or add-on or minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Tax authority, including any interest, additions to Tax or penalties applicable or related thereto, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

3.15	Material Contracts and Commitments

.

(a)       As used herein, "Material Contracts" shall mean: (i) any Contract that provides for payment to the Company or any Division Entity for the performance of services in an amount in excess of $200,000 annually; (ii) any Contract requiring payments by the Company or any Division Entity in excess of $200,000 annually; (iii) any Contract which contains restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of the Company or any Division Entity; (iv) any guarantee in respect of any Indebtedness or obligation of any Person in an amount in excess of $200,000 annually (other than in the ordinary course of business and other than with respect to any Indebtedness or obligation of the Company or any wholly-owned Division Entity to another wholly-owned Division Entity); (v) any Contract limiting the ability of the Company or any Division Entity to engage in any line of business or to compete with any Person; (vi) any Contract under which the Company or a Division Entity has borrowed or loaned money in excess of $200,000, or any mortgage, note, bond, letter of credit, indenture or other evidence of Indebtedness (excluding advances to employees in the ordinary course of business in an amount less than $50,000, current trade payables in the ordinary course of business and leases for telephones, copy machines, facsimile machines and other office equipment that involve payments of less than $10,000); (vii) any joint venture, partnership or other similar joint ownership agreements and arrangements; (viii) Contracts with, or consent decrees of, Governmental Entities to which the Division is bound; (ix) any employment, severance, transaction, retention, bonus, change of control or "golden parachute" Contract of a Business Employee; (x) any Contract (A) granting or obtaining any right to use any material Intellectual Property Rights (other than Contracts granting rights to use readily available commercial software available to consumers for a combined license and maintenance fee of less than

20

DIAGNOSTIC DIVISION-GORES

$150,000 per year or subject to "shrink wrap" or "click through" license agreements) or (B) Contracts restricting the right of the Company or any Division Entity or permitting any third Person to use any material Intellectual Property Rights; and (xi) any lease (or sublease) of Leased Real Property requiring payments by the Company or any Division Entity in an amount in excess of $50,000 annually, (xii) any Contract to be performed relating to capital expenditures in excess of $200,000 annually, (xiii) any loan or advance to any employee in excess of $10,000 or investment in, any Person, or any Contract relating to the making of any such loan, advance or investment or any Contract involving a sharing of profits, (xiv) any warranty or other similar undertaking with respect to a contractual performance extended by Seller, the Company, any Division Entity or any of Seller’s other subsidiaries with respect to the Business, (xv) any Contract relating to the sale, lease, transfer or disposition of any material properties or assets, real, personal or mixed, including any diagnostic imaging centers, or joint venture or partnership interests, all as related to the Business, (xvi) any written professional services agreements or other material agreements with physicians and (xvii) any Contract requiring the Business to indemnify or hold harmless any Person other than in the ordinary course of business.

(b)       (i) To the Knowledge of Seller, each of the Material Contracts is a valid and binding obligation of the Company or a Division Entity, except that (A) enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) there is no pending default under or breach of any Material Contract by the Company or any Division Entity party thereto or, to Seller’s Knowledge, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any Division Entity party thereto, except, in any such case, any such default, breach or event which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (iii) except as set forth in Section 3.15(b)(iii) of the Disclosure Letter, no party to any such Material Contract has given notice to the Company or any Division Entity or made a claim against the Company or any Division Entity with respect to, any breach or default thereunder, except, in any such case, any such default, breach or event, which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Seller has furnished or otherwise made available to Buyer complete and accurate copies of all of the foregoing Material Contracts.

3.16	Compliance with Laws; Permits

.

(a)       Except as set forth in Section 3.16(a) of the Disclosure Letter, each of the Company and the Division Entities is, and since December 31, 2005 has been, in compliance with all applicable Laws with respect to the Division and the Business, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that the provisions of this Section 3.16(a) shall not apply to: (i) ERISA and other Laws applicable to the Benefit Plans, which are addressed in Section 3.13 hereof; (ii) Laws regarding the payment of Taxes, which are addressed

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in Section 3.14 hereof; (iii) Laws regarding employment and employment practices, which are addressed in Section 3.17 hereof; (iv) Environmental Laws, which are addressed in Section 3.18 hereof, and (v) Healthcare Laws, which are addressed in Section 3.19 hereof.

(b)       Except as set forth in Section 3.16(b) of the Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each Facility possesses all permits, certificates, licenses, qualifications, approvals, governmental franchises and other authorizations and rights ("Permits") presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as presently conducted; (ii) each Facility has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or the termination thereof or results in any other impairment of the rights of the holder of any such Permits; and (iii) none of the Facilities has received any written notice of the institution of any proceeding to revoke any such Permits. Copies of all Permits in Seller’s custody, control or possession have been delivered to or otherwise made available to Buyer. All material Permits, as shown on Section 3.16(b) of the Disclosure Letter, are in full force and effect and no Litigation is pending nor, to the Knowledge of Seller or the Company, is threatened to revoke or terminate any Permit or declare any Permit invalid in any material respect. The foregoing notwithstanding, the provisions of this Section 3.16(b) shall not apply to Environmental Permits, which are addressed in Section 3.18 hereof.

3.17	Labor Matters

.

(a)       Except as set forth in Section 3.17(a) of the Disclosure Letter, with respect to the Division: (i) each of the Company and the Division Entities is in material compliance with all applicable Laws regarding employment and employment practices; (ii) there are no material unfair labor practice charges or complaints against the Company or any of the Division Entities brought before the National Labor Relations Board nor is there any material grievance or any arbitration proceeding arising out of or under collective bargaining agreements with respect to the Business of the Company or the Division Entities nor, to the Knowledge of Seller, is any such charge, complaint, grievance or proceeding threatened; (iii) since January 1, 2005, there has not been any labor strike or work stoppage pending or, to the Knowledge of Seller, threatened against the Company or the Division Entities; and (iv) there is no material charge or complaint pending or, to the Knowledge of Seller, threatened against the Company or any of the Division Entities before the Equal Employment Opportunity Commission or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices. Since January 1, 2005, neither the Company nor any Division Entity has received written notice of the intent of any federal, state, local or foreign Governmental Entity responsible for the enforcement of employment Laws to conduct an investigation of or relating to the Company, or the Division Entities, and no such investigation is in progress. There are no collective bargaining agreements with any union or other bargaining group for any employees of Seller, the Company or any Division Entity related to the Business and, to Seller’s Knowledge, there have not been any union organizational efforts involving such employees during the past two (2) years. Without limiting the generality of the foregoing, with respect to the Business

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DIAGNOSTIC DIVISION-GORES

Employees, Seller, the Company and the Division Entities are and have been at all times in the past been in material compliance with the Worker Adjustment Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Immigration and Nationality Act, as amended, and the Immigration Reform and Control Act of 1986.

(b)       Section 3.17(b) of the Disclosure Letter sets forth a complete and accurate list of all the names, employer (e.g., Seller, the specific Division Entity or subsidiary of Seller), nationality, location of employment, length of service and current annual rates of salary of and other compensation payments due all the employees of the Business (the "Business Employees") as well as a list of all existing employment, consulting contracts or severance arrangements which constitute contractual obligations of Seller, the Company or any Division Entity with respect to the Business Employees. Except as set forth in Section 3.17(b) of the Disclosure Letter, no person holding title as an officer of the Company or senior manager of the Business has provided his or her written notice of intent to terminate his or her employment with the Company or Seller.

3.18	Environmental

. The Company and the Division Entities are, and since January 1, 2005, have been in material compliance with all Environmental Laws and all environmental Permits and have not received any written claim or notice regarding potential liability in connection with any Environmental Law or environmental Permit or alleges any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any Division Entity under any Environmental Law. No real property owned, leased or operated by the Company or any Division Entity is in material violation of any Environmental Laws. The Company and each of the Division Entities have and maintain, in full force and effect, all material licenses, permits, registrations, consents, authorizations and other approvals from all governmental authorities as are required under Environmental Laws with respect to the conduct of the Business in accordance with past practice. For purposes of this section "Environmental Law" means any Law or common law relating to pollution, contamination, waste, hazardous substances or the protection of the environment, human health or safety.

3.19	Healthcare Regulatory Matters
(a)	.

(a)       Compliance with Health Care Law/Fraud and Abuse. Except as set forth in Section 3.19(a) of the Disclosure Letter, the Company and each Division Entity is in compliance with all applicable state and federal statutes, regulations and rules of any Governmental Entity to which it is subject with respect to health care regulatory and fraud and abuse matters, including, without limitation, the federal healthcare program anti-kickback law, 42 U.S.C. Sec. 1320a-7b (commonly referred to as "Anti-Kickback Law") and all applicable state anti-kickback and fee- splitting laws; the federal physician self-referral law, 42 U.S.C. Sec. 1395nn (commonly referred to as the "Stark Law") and all applicable state physician self-referral laws; the federal False Claims Act, 31 U.S.C. Sec. 3729 et seq., all other federal laws related to

23

DIAGNOSTIC DIVISION-GORES

the submission of false or fraudulent claims, and all applicable state false claims laws; the Health Insurance Portability and Accountability Act of 1996, Pub. Law 104-99 (commonly referred to as "HIPAA") and all applicable state laws related to the privacy of health information; all laws, regulations and rules related to covered services, charging practices, billing and collection, marketing and advertising, and all other aspects of participation in federal and state sponsored health care programs, including the federal Medicare and state Medicaid programs; all laws, regulations and rules related to the professional practice of medicine, including prohibitions or restrictions on the corporate practice of medicine; and all other applicable sections of the federal Social Security Act (collectively, "Healthcare Laws"), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; nor has the Company or any Division Entity received notification of or been under investigation with respect to any violation of any of the Healthcare Laws. The Company, as an Affiliate of Seller, is subject to a corporate integrity agreement (the "CIA"), a true and correct copy of which has been provided to Buyer. The Company and the Division Entities are in material compliance with all of the terms and conditions of the CIA.

(b)       Self Disclosures; IDTF Requirements. Since January 1, 2004, Seller has made all required self-disclosures under the CIA to the Office of the Inspector General ("OIG") addressing overpayments received from federal health care programs as well as other potential regulatory issues. Some of these disclosures have not been fully resolved with the government. Section 3.19(b) of the Disclosure Letter sets forth a list of the self-disclosures made by Seller. The Centers for Medicare and Medicaid Services promulgated new requirements governing independent diagnostic testing facilities on December 1, 2006. The Company and all Division Entities are, or as of the Closing will be, in material compliance with these requirements.

(c)       No Medicare and Medicaid Exclusion. Except as set forth in Section 3.19(c) of the Disclosure Letter, since January 1, 2005: (i) no current employees, officers or agents of the Company or any Division Entity have (A) been convicted of, charged with or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or convicted of, charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, (B) been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been disbarred, suspended or are otherwise ineligible to participate in federal programs, or (C) committed any offense which may reasonably serve as the basis for any such exclusion, suspension, disbarment or other ineligibility, and (ii) Seller has not arranged or contracted with any individual or entity that is suspended, excluded or disbarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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DIAGNOSTIC DIVISION-GORES

3.20	Assets of the Division

. Except for the services to be provided under the Transition Agreement, as of the Closing, the assets and properties of the Company and the Division Entities will substantially constitute all of the assets necessary to own and operate the Business in the manner presently conducted. The Company and the Division Entities are the only Affiliates of Seller that are engaged in the operation of the Division.

3.21	Insurance

. Seller has maintained adequate self-insurance in accordance with industry standards with respect to the Business at all times. Section 3.21 of the Disclosure Letter lists all claims of Seller, Company or any Division Entity related to the Business which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks, since December 31, 2005.

3.22	Payors

. Section 3.22 of the Disclosure Letter sets forth a correct and complete list of the top twenty (20) payors of the Business for the three month period ending March 31, 2007. Except as disclosed in Section 3.22 of the Disclosure Letter, the Company is in material compliance with the terms of each payor Contract and, to Seller’s Knowledge, each counterparty to any such Contract is also in material compliance with the terms thereof. Except as disclosed in Section 3.22 of the Disclosure Letter, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or any Division Entity under any material payor Contract. No payor has given notice to Seller, the Company or any Division Entity or made a material claim against Seller, the Company or any Division Entity with respect to, any breach or default under any payor contract and there are no outstanding material payor disputes.

3.23	Books and Records

. The Company and the Division Entities each maintain records of formal meetings and minute books of all formal corporate actions of its stockholders, its board of directors and all committees, if any, appointed by its board of directors, which records and minute books are, in the aggregate, accurate and complete in all material respects. The Company and the Division Entities each maintain a stock ledger which reflects all issuances, transfers, repurchases and cancellations of shares of the capital stock (or other ownership interest) of each Division Entity and is complete in all material respects. The Company and the Division Entities each maintain books of account, ledgers, order books, records and documents which reflect material information relating to their respective businesses, the nature, acquisition, maintenance, location and collection of their respective assets and the nature of transactions giving rise to their obligations and accounts receivable, which are, in the aggregate, accurate and complete in all material respects. Copies of such books and records have been provided to or otherwise made available to Buyer.

3.24	Affiliate Transactions

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DIAGNOSTIC DIVISION-GORES

. Except as set forth in this Agreement, none of the Company or any Division Entity has engaged in any transaction with Seller or any Affiliate of Seller for which any liabilities or obligations will remain to be satisfied after Closing.

3.25	Bank Accounts; Power of Attorney

. Section 3.25 of the Disclosure Letter contains a complete and correct list of the names and locations of all financial institutions in which the Company or any Division Entity has material accounts or safe deposit boxes or into which customers of the Business deposit payment.

3.26	Brokers

. Except for Deutsche Bank Securities Inc., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or by the other Transaction Documents by reason of any action taken by Seller, the Company or any Division Entity. Such fees and expenses of Deutsche Bank Securities Inc. shall be borne by Seller.

3.27	NO OTHER REPRESENTATIONS

. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS (OTHER THAN THE TRANSITION AGREEMENT), SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF, OR THE RESULTS TO BE OBTAINED BY, THE DIVISION. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS (OTHER THAN THE TRANSITION AGREEMENT), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF, OR THE RESULTS TO BE OBTAINED BY, THE COMPANY OR THE DIVISION ENTITIES, ARE HEREBY DISCLAIMED BY SELLER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1	Organization; Authority

. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this

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DIAGNOSTIC DIVISION-GORES

Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been (and the other Transaction Documents to which it is a party, upon execution and delivery, will be) duly executed and delivered by Buyer and constitutes (and the other Transaction Documents to which it is a party, upon execution and delivery, will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their respective terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.2	No Violation; Consents and Approvals

. The execution and delivery by Buyer of this Agreement and other Transaction Documents to which it is a party do not, and the performance by Buyer of its obligations hereunder and thereunder and compliance with the terms hereof and thereof will not, (a) conflict with the certificate of incorporation or by-laws of Buyer, or (b) subject to the receipt of the Consents and the making of the Filings referred to in this Section 4.2, result in any violation of or default under, or give rise to a right of termination or cancellation, or result in the creation of any Lien upon any of the properties or assets of Buyer under, (i) any Law applicable to Buyer or (ii) any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or its assets may be bound, other than any such items as to which requisite waivers or Consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to impair Buyer's ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Except as set forth on Section 4.2 of the Disclosure Letter, no Consent of, or Filing with, any Governmental Entity, or any third Person, is required to be obtained or made by or with respect to Buyer or its Affiliates by virtue of their respective businesses or legal status (i.e., excluding any Consents and Filings that would be required to be obtained or made by any purchaser as required to be set forth on Section 3.6(b) of the Disclosure Letter) in connection with the execution and delivery of this Agreement or the Transition Agreement, or the consummation by Buyer of the transactions contemplated hereby and thereby, except for any such Consents which would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

4.3	Litigation

. (a) There is no Litigation pending or, to the knowledge of Buyer, threatened, by or before any Governmental Entity, or by or on behalf of any third party, which, if adversely determined, would reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and

27

DIAGNOSTIC DIVISION-GORES

(b) there are no outstanding judgments, decrees or orders of any court or Governmental Entity affecting Buyer or its assets, which would reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

4.4	Financing

. At the Closing, Buyer will have sources of capital sufficient to permit Buyer to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price and all related fees and expenses arising out of the transactions contemplated hereby.

4.5	Acquisition of the Shares for Investment; Securities Act

. Buyer is acquiring the Shares for investment purposes only and not with any present intention of distributing or selling the Shares in violation of federal, state or other United States securities laws. Buyer agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Shares in violation of any federal, state or other United States securities laws.

4.6	Vote/Approval Required

. No vote or consent of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement or the Transition Agreement or the transactions contemplated hereby or thereby. The vote or consent of Buyer is the only vote or consent necessary to approve this Agreement or the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

4.7	Solvency

. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Seller contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or knowledge qualifiers set forth therein) are true and correct in all material respects, at and immediately after the Closing, and after giving effect to this Agreement and the other transactions contemplated hereby, to Buyer’s knowledge, the Company and the Division Entities: (i) will be solvent (in that both the fair value of their respective assets will not be less than the sum of their respective debts and that the present fair saleable value of their respective assets will not be less than the amount required to pay their respective probable liabilities on their respective debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in their respective businesses; and (iii) will not have incurred and do not plan to incur debts beyond their respective abilities to pay as they become absolute and matured.

4.8	Investigation by Buyer

. Buyer acknowledges that Seller has provided Buyer with access to the properties, premises, Contracts and records of the Company and the Division Entities for this purpose. Except as and to the extent expressly set forth herein and subject to the limitations and restrictions contained herein, Buyer (i) acknowledges that, except for those representations or warranties expressly set

28

DIAGNOSTIC DIVISION-GORES

forth in this Agreement, it has not relied on, and shall not be entitled to rely, on any representation or warranty, either express or implied, previously made by Seller, the Company or any of their respective agents, representatives, employees or Affiliates as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives, and (ii) agrees that none of Seller, the Company, the Division Entities nor any of their respective agents, representatives, employees or Affiliates has or shall have any liability or responsibility whatsoever to Buyer or any of its agents or representatives on any basis (including in contract or tort, under federal or state securities laws, or otherwise but excluding fraud or intentional misconduct) based upon any information provided or made available, or statements made, to Buyer or its agents or representatives prior to the date of this Agreement, except as otherwise set forth herein.

4.9	Brokers

. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or by the other Transaction Documents to which it is a party by reason of any action taken by Buyer and its Affiliates.

ARTICLE V

COVENANTS OF THE PARTIES

5.1	Conduct of the Division

. For the avoidance of doubt, Buyer acknowledges that notwithstanding anything contained in this Section 5.1 to the contrary (other than the limitation set forth in clause (i) of this Section 5.1), each of the Company and each Division Entity shall be free to pay cash dividends and other cash distributions to Seller and the Division Entities and their respective equity owners at any time and from time to time prior to the Closing Date. Seller shall and shall cause the Company and each Division Entity to conduct their respective businesses in the ordinary course consistent with past practice and to keep intact all existing insurance and employee benefits arrangements substantially in the form existing as of the date hereof until the Closing. Without limiting the generality of the foregoing, Seller shall and shall cause the Company and each Division Entity to accomplish the Restructuring Transactions and to make investments of no less than $750,000 in capital projects during the second quarter of 2007, ending June 30, 2007. Except as expressly contemplated by this Agreement or the Transition Agreement, or as set forth in Section 5.1 of the Disclosure Letter, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer (which will not be unreasonably withheld, delayed or conditioned), Seller shall not, with respect to the Division, and shall not permit the Company or any of the Division Entities to:

(a)       amend its respective certificate of incorporation or by-laws or comparable organizational documents, other than to the extent required to change the name of any Division Entity prior to Closing to eliminate any reference to HealthSouth in the name of such Division Entity;

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DIAGNOSTIC DIVISION-GORES

(b)       create, incur, assume or guarantee any Indebtedness for borrowed money to any Person, other than the Company or any wholly-owned Division Entity, in an amount in excess of $200,000 annually;

(c)       make any loans, advances, capital contributions to, or investments in, any Person, other than (i) to a Division Entity in the ordinary course of business or (ii) as required by the terms of any existing written agreement that has been previously delivered or made available to Buyer;

(d)       issue, sell, deliver, pledge or otherwise encumber any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any shares of its capital stock or other equity interests, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its capital stock or other equity interests, or amend any terms of any such securities;

(e)       split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other equity interests;

(f)        increase the rate of compensation of, or pay or agree to pay any benefit to, its directors or officers, except as may be required by any existing plan, including any Benefit Plan, agreement or arrangement;

(g)       enter into, adopt or amend in any respect any employment, severance, retention, transaction, or change of control agreement, or adopt or modify any Benefit Plan, except, in each case, as required by Law;

(h)       enter into, adopt, amend or terminate any collective bargaining agreement, except as required by Law;

(i)        except for any such actions required in connection with the Restructuring Transactions to the extent described in Section 2.4 of this Agreement, sell, lease, transfer, or otherwise dispose of any material (in the aggregate) properties or assets, real, personal or mixed, including but not limited to any joint venture interests or holdings, any real property listed in Section 3.9(a) of the Disclosure Letter or any assets listed in Section 3.10(a) of the Disclosure Letter; provided, however, that Seller may proceed with the sale of the parcel of real estate in Webster, Texas in escrow as of the date hereof, provided that the proceeds from such sale, net of legal costs and expenses of sale, shall be retained by the Company, notwithstanding any other provision of this Agreement (and such cash shall not be included as a current asset for the purposes of Section 1.6);

(j)        except for any such actions required in connection with the Restructuring Transactions or in connection with an acquisition of a 50% interest in Chesapeake Diagnostic Imaging Centers, LLC (subject to Section 6.7 hereof), acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory in the ordinary course of business of the Company and the Division Entities and other than as permitted

30

DIAGNOSTIC DIVISION-GORES

by clause (m) below) for consideration having a fair value in excess of $250,000, for any single transaction or series of related transactions, or $1,000,000 in the aggregate;

(k)       except in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any Material Contract, other than in connection with the Restructuring Transactions;

(l)        enter into any joint venture, jointly owned partnership or other similar joint ownership agreements;

(m)      except in the ordinary course of business consistent with past practice, make or incur any capital expenditure that is not contemplated on Section 5.1 of the Disclosure Letter;

(n)       except as otherwise set forth in this Agreement, change any election related to Taxes (unless required by Law), the changing of which would materially increase the Company's or any of the Division Entities' liability for Taxes subsequent to the Closing Date;

(o)	settle or compromise any material Tax liability;

(p)       make any change in any method of accounting or accounting practice or policy, other than as required by changes in GAAP or in Law;

(q)       dissolve, wind-up or liquidate any assets, properties or liabilities of the Company and the Division Entities;

(r)        cancel any material Indebtedness owed to the Company or any Division Entity or waive any rights or claims of substantial value;

(s)       amend or modify the CIA in a manner materially adverse to the Company or any Division Entity;

(t)        create or incur any Lien upon any of the material assets or properties of the Business;

(u)       materially accelerate the collection of accounts receivable or materially delay the payment of accounts payable; or

(v)       agree in writing to do any of the foregoing or not to take any action required by this Agreement.

5.2       Access to Information Prior to the Closing; Confidentiality; Cooperation

.

(a)       During the period from the date of this Agreement through the Closing Date, Seller shall, and shall cause the Company and the Division Entities to, give Buyer

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and its authorized employees, accountants, counsel, financing sources, advisors and other representatives (such entities and representatives other than Buyer being referred to as "Buyer Representatives") reasonable access during regular business hours to all offices, personnel, facilities, books and records of the Company or the Division Entities as they may reasonably request, and shall furnish or cause to be furnished to Buyer such books and records, financial and operating data and other information with respect to the business and properties of the Division as Buyer may from time to time reasonably request; provided, however, that (i) Buyer and Buyer Representatives shall take such action as is deemed necessary in the reasonable judgment of Seller to schedule such access and visits through only those specifically identified representatives of Seller and in such a way as to avoid unreasonably disrupting the normal business of the Company and the Division Entities; (ii) the Company and the Division Entities shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege; and (iii) Seller, the Company and the Division Entities shall not be required to supply Buyer with any information that does not relate to the Division. No information received pursuant to this Section 5.2 shall affect or be deemed to modify or update any of the representations and warranties of Seller contained in this Agreement.

(b)       Buyer shall hold, and shall cause Buyer Representatives to hold, any information which it or they receive in connection with the activities and transactions contemplated by this Agreement and the other Transaction Documents in confidence in accordance with and subject to the terms of the confidentiality agreement between Buyer and Seller (the "Confidentiality Agreement"), which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Article X hereof.

5.3	Commercially Reasonable Efforts

. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement and the other Transaction Documents at the earliest practicable date.

5.4	Consents

. Without limiting the generality of Section 5.3 hereof, each of the parties hereto shall use commercially reasonable efforts to obtain all Consents of, and make all Filings with, all Governmental Entities and third parties required in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Within fifteen (15) Business Days following the date hereof, each of the parties hereto shall make or cause to be made all Filings under Laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or third party whose Consent is sought or to whom a Filing is made hereunder. Buyer and Seller shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

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5.5	[Intentionally Omitted]

.

5.6	Public Announcements

. Seller and Buyer shall not, and shall cause their respective Subsidiaries not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement or the Transaction Documents and the transactions contemplated hereby or thereby, from the date hereof through the Closing Date, without prior consultation with and approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or securities exchange regulations applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release. In addition, except as provided in this Section 5.6, neither Seller nor Buyer shall not make any general communication to suppliers, lenders, creditors, distributors, employees, customers or others having business or financial relationships with the Division pertaining to this Agreement or the Transaction Documents and the transactions contemplated hereby or thereby, without the prior written approval of the other party (which approval will not be unreasonably withheld, delayed or conditioned). Immediately following the execution and delivery of this Agreement, Seller and Buyer shall issue a press release to be mutually agreed upon with respect to this Agreement and the transactions contemplated hereby.

5.7	Supplemental Disclosure

.

(a)       Seller shall from time to time prior to the Closing promptly supplement or amend the Disclosure Letter with respect to (i) any matter that existed as of the date of this Agreement and should have been set forth or described in the Disclosure Letter and (ii) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter; provided, however, that any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned if any such supplemental or amended disclosure does not, or could not reasonably be expected to, affect the benefits to be directly or indirectly obtained by, or the liabilities and obligations to be directly or indirectly assumed by, Buyer under this Agreement.

(b)       Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence, to the Knowledge of Seller, of any event or condition or the existence, to the Knowledge of Seller, of any fact that would cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Shares not to be fulfilled; provided, however, any such notification or information provided by either party shall not affect such party’s obligations hereunder.

5.8	Certain Licenses and Permits

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. Seller covenants that all material Permits which are held in the name of Seller or any of its Affiliates (other than the Company and the Division Entities) or any employee, officer director stockholder or agent of Seller or any of its Affiliates (including the Company and the Division), that are used in the Business, all of which are listed on Section 5.8 of the Disclosure Letter, shall be duly and validly transferred, to the extent transferable, to the Company or one of the Division Entities without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company or such Division Entity as of the date hereof.

5.9	Records; Cooperation

.

(a)       On the Closing Date, or as soon as practicable thereafter, but only to the extent permitted by applicable Law, Seller shall deliver or cause to be delivered to Buyer to the extent reasonably practicable all original agreements, documents, books, records and files (collectively, "Records"), if any, in the possession of Seller or any of its Affiliates, relating primarily to the Division and the Division Entities to the extent not then in the possession of the Company and the Division Entities, subject to the following exceptions:

(i)        Buyer recognizes that certain Records may contain incidental information relating to the Company and the Division Entities or may relate primarily to Subsidiaries or divisions of Seller other than the Company and the Division Entities, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer; and

(ii)       Seller may retain all Records prepared in connection with the sale of the Shares, including all information and correspondence received from other parties and analyses relating to the Company and the Division Entities; provided, however, that any confidentiality agreement entered into by Seller with respect to the proposed sale of the Division shall be assigned to Buyer or the Company effective as of the Closing Date to the extent assignable.

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(b)       In order that Seller may properly respond to, conduct, manage or otherwise participate in any Litigation which may arise from, or relate to, any of the matters set forth on Section 5.9 of the Disclosure Letter, or any settlement, arrangement or agreement entered into in connection therewith (collectively, the "Retained Litigation"), Buyer agrees to reasonably cooperate, and to cause its Affiliates, employees, accountants, counsel and other representatives to reasonably cooperate, with Seller, its Affiliates, employees, accountants, counsel and other representatives in connection with the Retained Litigation, and Seller agrees to reimburse buyer for any reasonable out-of-pocket costs of any such cooperation. Following the Closing, neither Buyer, the Company, nor any Division Entity shall have any rights or liabilities in connection with the Retained Litigation and Seller shall have the right to settle the Retained Litigation on behalf and in the name of the Company and/or any of the Division Entities; provided, however, that Seller shall not, without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement with respect to any Retained Litigation which settlement (i) requires the Company or any Division Entity to take, or prohibits the Company or any Division Entity from taking, any action or purports to obligate the Company or any Division Entity, or may require the Company to institute a practice materially adverse to the Business (ii) provides for any injunctive or other equitable relief that is materially adverse to the Business of the Division. Without limiting the scope of the foregoing and except for books and records relating to Taxes, which are addressed by Section 6.1(a)(vi) hereof, following the Closing, Buyer shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books, records and personnel of the Company and the Division Entities, at the expense of Seller, which relate to transactions or events occurring prior to the Closing, including, without limitation, the events or circumstances giving rise to the Retained Litigation ("Pre-Closing Transactions") or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to obligations of Seller or as necessary to comply with applicable financial reporting obligations. Buyer agrees that it shall retain all such books and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by Law. If Buyer wishes to destroy such records after such time period, it shall give 60 days’ prior written notice to Seller, and Seller shall have the right at its option and expense, upon prior written notice within such 60-day period, to take possession of the books and records within 90 days after the date of Buyers’ notice to Seller. Buyer acknowledges and agrees that Seller or the Division Entities, as the case may be, shall retain all legal and regulatory responsibilities for medical records associated with Seller or the Division Entities, whether created prior to or subsequent to the Closing.

(c)       Seller and Buyer agree that (i) the Division and Buyer are not and will not be, by virtue of this Agreement or the transactions contemplated hereunder, assuming any of the liabilities or obligations under the Amended and Restated Class Settlement Procedure Agreement and Consent Decree (the "Procedure Agreement") or other obligations stemming from a proposed class action styled Access Now, Inc., a Florida Corporation, Edward Resnick, Emily Charmaine Evans and Kathy Dyer, individuals v. St. Petersburg Surgery Center, Ltd., et al, Civil Action No. 8:01-CV-T-17EAJ filed in the United States District Court for the Middle District of Florida and (ii) that Buyer has been made fully aware of the opportunities to opt in to the Procedure Agreement and has chosen not to do so.

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(d)       Subsequent to the Closing, Buyer shall preserve and maintain all medical records (including, without limitation, all patient charts) and personnel records (for all employees employed by Buyer) (i) associated with the Business and (ii) provided to Buyer or the Company by Seller, at locations identified to Seller in accordance with all applicable statutes and regulations for the maximum time required by applicable Law. Buyer shall process any requests by patients of the Business with respect to medical records in accordance with applicable Law and standards. To the extent permitted by applicable Law, Buyer shall permit Seller to copy any such records pertaining to the period prior to Closing at any time, either prior or subsequent to Closing, at Seller’s expense and upon reasonable notice.

5.10	Covenant Not to Compete

.

(a)       In order to induce Buyer to enter into this Agreement, Seller hereby covenants and agrees that, except as otherwise provided herein, from and after the Closing and until the third (3rd) anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, control, operate and/or own, participate in the management, operation or control of, or have any financial or ownership interest in, or aid or knowingly assist anyone else in the conduct of, any business or entity that (i) engages in the business of providing diagnostic imaging services on an outpatient basis (the "Designated Industry"), or otherwise competes against the Business, in the Restricted Territory, or (ii) is making preparations for engaging in the Designated Industry, or competing with the Business, in the Restricted Territory; provided, however, that Seller may (x) acquire a Person that engages in the Designated Industry, or competes against the Business, among other activities of such Person, in the Restricted Territory, provided that such Person's net annual sales from the conduct of such business in the Restricted Territory do not exceed the lesser of (A) $5,000,000 and (B) 10% of its total net sales for the completed portion of its then current fiscal year or the full fiscal year immediately prior to such acquisition; provided, however, Seller and its Affiliates shall divest such business within twelve (12) months of such acquisition, (y) enter into, at arm's length, any bona fide joint venture not engaged in the Designated Industry or competing against the Business (or partnership or other business arrangement) with any Person who is not directly engaged in the Designated Industry or competes against the Business but which is an Affiliate of another Person engaged in the Designated Industry or competing against the Business and (z) engage in the Designated Industry in the Restricted Territory, provided that such activity is (i) ancillary to one of Seller’s or Seller’s Affiliates’ inpatient rehabilitation hospitals (i.e., intended in a manner consistent with past practices to provide diagnostic imaging services to patients of such inpatient rehabilitation hospitals and not to provide material amounts of such services on an outpatient basis to non-patients) or (ii) adjacent to and affiliated with any ambulatory surgical facility that is owned or controlled by Seller or any controlled Affiliate of Seller and that is intended principally to provide diagnostic imaging services to patients of such ambulatory surgical facility.

(b)       For a period beginning on the Closing Date and ending two (2) years after the Closing Date, neither Seller nor any of its Subsidiaries shall, directly or indirectly, without the prior written consent of Buyer, hire, employ, solicit or direct any other Person to solicit any officer or other employee of Buyer, the Business, the Company or any Division

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Entity, as of the date hereof or who has been an officer or employee of Buyer, the Business, the Company or any Division Entity at any time within (6) months preceding such time, to: (i) terminate such officer's or employee's employment with Buyer, the Business, the Company or any Division Entity; or (ii) seek or accept employment or other affiliation with Seller or its Subsidiaries (provided that neither Seller nor any of its Subsidiaries shall be deemed to have violated the foregoing non-solicitation agreement in the event that an officer or employee responds to any solicitation directed at the public in general in publications available to the public in general or makes any contact which Seller or its Subsidiaries can demonstrate was initiated by such officer, director or employee or makes any contact at least six (6) months after such officer's or employee's employment with Buyer, the Business, the Company or any Division Entity is terminated).

(c)       Except as required by applicable Law, securities exchange regulations applicable to Seller or to otherwise enforce its rights under this Agreement, Seller shall not, and shall cause its Affiliates not to, at any time disclose to any Person other than Buyer or use any confidential information (including any Intellectual Property) of the Company, any Division Entity or Buyer, whether or not such information is embodied in writing or other physical form, for any purpose whatsoever. Seller recognizes and agrees that all documents and objects containing any confidential information of the Company and Division Entities, will after the Closing become the exclusive property of the Company and Division Entities. At Closing, Sellers and its Affiliates shall use reasonable best efforts to promptly deliver to the Company and the Division Entities all documents and other materials containing all confidential information of the Company and the Division Entities, to the extent it is in physical form, including but not limited to writings, designs, documents, records, memoranda, photographs, sound recordings, electronic and computer files, manuals, documentation, and notes.

(d)       Seller hereby acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of this Section 5.10 and that any such breach would cause Buyer irreparable harm. Accordingly, Seller also agrees that, in the event of any breach or threatened breach of the provisions of this Section 5.10, Buyer shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to Buyer at law or in equity.

(e)       Seller and Buyer intend that the provisions of this Section 5.10 be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 5.10, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 5.10 shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Section 5.10 in the jurisdiction of such court.

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5.11	Buyer Covenant

.

(a)       For a period of two (2) years from and after the Closing Date, neither Buyer nor any of its Subsidiaries shall, directly or indirectly, without the prior written consent of Seller, hire, employ, solicit or direct any other Person to solicit any officer or other employee of Seller or any of its Subsidiaries as of the date hereof (other than Business Employees) or who has been an officer or employee of Seller or any of its Subsidiaries at any time within (6) months preceding such time, to: (i) terminate such officer's or employee's employment with Seller or any of its Subsidiaries or (ii) seek or accept employment or other affiliation with Buyer or its Subsidiaries introduced to Buyer in connection with the contemplated transactions (provided that neither Buyer nor any of its Subsidiaries shall be deemed to have violated the foregoing non-solicitation agreement in the event that an officer or employee responds to any solicitation directed at the public in general in publications available to the public in general or makes any contact which Buyer or its Subsidiaries can demonstrate was initiated by such officer, director or employee or makes any contact at least six (6) months after such officer's or employee's employment with Seller or its Subsidiaries is terminated).

(b)       Buyer hereby acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of this Section 5.11 and that any such breach would cause Seller irreparable harm. Accordingly, Buyer also agrees that, in the event of any breach or threatened breach of the provisions of this Section 5.11, Seller shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to Seller at law or in equity.

(c)       Seller and Buyer intend that the provisions of this Section 5.11 be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 5.11, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 5.11 shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Section 5.11 in the jurisdiction of such court.

5.12	Distributions

. Notwithstanding anything herein to the contrary, the parties agree that Seller shall have the right at or prior to the Closing to cause the Company or any Division Entity to distribute to Seller all of the Cash (except any cash proceeds from the sale of certain real estate as provided in Section 5.1(i)) held by the Company or Division Entity (subject to the rights of other equity owners of any of the Division Entities). No adjustment shall be made to the Purchase Price as a result of any such distributions.

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Tax Matters

.

(a)	Tax Return Filings, Refunds, and Credits.

(i)        Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (including any Consolidated Income Tax Returns and Affiliated Group Tax Returns) with respect to the Division, the Company and the Division Entities for Tax periods that end on or before the Closing Date (the "Seller Returns"), and will timely pay (or cause to be paid) all Taxes due with respect to Seller Returns.

(ii)       Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns with respect to the Division, the Company, and the Division Entities for all Tax periods that include, but do not end on, the Closing Date (the "Straddle Period Returns"). Buyer shall provide Seller with copies of any Straddle Period Returns at least forty-five (45) Business Days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the "Straddle Statement") setting forth and calculating in reasonable detail the Pre-Closing Taxes (as hereinafter defined). If Seller agrees with the Straddle Period Return and Straddle Statement, or if Seller does not respond within fifteen (15) Business Days, Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes shown on the Straddle Statement not later than two (2) Business Days before the due date (including any valid extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If, within fifteen (15) days of the receipt of the Straddle Period Return and Straddle Statement, Seller notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the Pre-Closing Taxes shown on the Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within the five (5) days following Seller's notification to Buyer of such disagreement. If Buyer and Seller are unable to resolve their disagreement, the dispute shall be submitted to the Accounting Firm, whose expense shall be borne equally by Buyer and Seller, for resolution within twenty (20) days of such submission. The decision of the Accounting Firm with respect to such dispute shall be binding upon Buyer and Seller, and Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes, as decided by the Accounting Firm, not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return.

(iii)      From and after the Closing Date, Buyer and its Affiliates (including the Company and the Division Entities) shall not file any

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amended Tax Return, carryback claim, or other adjustment request with respect to the Division, the Company or the Division Entities for any Tax period that includes or ends on or before the Closing Date unless Seller consents in writing; provided, however, that with respect to any such amended Tax Return such consent shall not be unreasonably withheld, delayed or conditioned, provided Buyer has made arrangements to the reasonable satisfaction of Seller to make Seller whole for any detriment or cost incurred (or to be incurred) by Seller as a result of such amended Tax Return, carryback claim or other adjustment request; provided, however, that Buyer and its Affiliates (including the Company and the Division Entities) shall not have any obligation to make Seller whole for any detriment or cost incurred (or to be incurred) by Seller as a result of any such amended Tax Return, carryback claim or other adjustment request if and to the extent that such amended Tax Return, carryback claim or other adjustment request results from or relates to any an adjustment by a Tax authority to adjust or correct any such Tax Return as a result of any examination or review of Seller or any offer in compromise by Seller or is the result any prior period restatement or adjustment of any kind.

(iv)      For purposes of this Agreement, in the case of any Taxes of the Division, the Company, or the Division Entities that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes "Pre-Closing Taxes" shall: (A) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax period ended on the Closing Date, and (B) in the case of Taxes (other than those described in clause (A)) imposed on a periodic basis with respect to the business or assets of the Division, the Company, or the Division Entities or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.1(b)(iv) shall be computed by reference to the level of such items on the Closing Date. The parties hereto shall, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the

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close of business on the Closing Date. For purposes of this Agreement, "Post-Closing Taxes" shall include any Taxes of the Division, the Company, and the Division Entities that are payable with respect to a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Closing Taxes.

(v)       Seller and Buyer shall reasonably cooperate in preparing and filing all Tax Returns with respect to the Division, the Company, and the Division Entities, including maintaining and making available to each other all records reasonably necessary in connection with Taxes of the Division, the Company, or the Division Entities and in resolving all disputes and audits with respect to all Tax periods relating to Taxes of the Division, the Company, and the Division Entities. Buyer shall prepare (or cause such preparation) within forty-five (45) days after the Closing Date, usual and customary Consolidated Income Tax Return reporting packages with respect to the Company and the Division Entities for the taxable period ending on December 31, 2006 and for the taxable period beginning January 1, 2007, and ending as of the Closing Date.

(vi)      At or promptly following the Closing, Seller shall provide Buyer with copies or originals of all Tax books and records and ancillary information relating to the Division that are in Seller’s possession or control. For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of the Division, the Company, and the Division Entities to the extent that such books and records relate to Taxes and to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Division (including the Division Entities) prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. In addition to the foregoing, the parties agree to cooperate with each other with respect to the defense of any claims or litigation relating to Taxes pertaining to the Division, the Company, or the Division Entities, provided that the party requesting such cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

(vii)     If a Tax Indemnified Party (as hereinafter defined) receives a refund or credit or other reimbursement with respect to Taxes for which it would be indemnified under this Agreement, the Tax Indemnified Party shall pay over such refund or credit or other reimbursement to the Tax Indemnifying Party (as hereinafter defined).

(viii)    Buyer shall not, and shall cause the Company and the Division Entities not to, make, amend or revoke any Tax election if such action would adversely affect any Seller or its Affiliates with respect to any Tax

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period ending on or before the Closing Date or for the portion of a Straddle Period ending on the Closing Date or any Tax refund with respect thereto.

(ix)      For purposes of this Agreement, a "Consolidated Income Tax Return" is any income Tax Return filed with respect to any consolidated, combined, affiliated or unified group provided for under Section 1501 of the Code and the Treasury regulations under Section 1502 of the Code, or any comparable provisions of foreign, state or local Law, other than any income Tax Return that includes only the Company and the Division Entities.

(b)	Indemnity for Taxes.

(i)        Notwithstanding any other provision of this Agreement, any indemnification with respect to Taxes shall be exclusively governed by the provisions of this Section 6.1(b).

(ii)       Seller shall indemnify Buyer and its Affiliates (including the Company and the Division Entities) against and hold them harmless without limitation from all liability for (i) all Taxes imposed on the Division, the Company, or the Division Entities with respect to Tax periods ending on or before the Closing Date, (ii) Pre-Closing Taxes determined pursuant to Section 6.1(b)(iv) with respect to any Straddle Period, (iii) all Taxes that are attributable to Seller or any member (other than the Company or the Division Entities) of an Affiliated Group to which Seller is or was the common parent prior to the Closing Date that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) by reason of the Company or any of the Division Entities being included in any such Tax group, and (iv) all Taxes with respect to any breach of or inaccuracy in any representation or warranty of Seller with regard to Taxes contained in Section 3.14 hereof.

(iii)      Buyer, the Company, and the Division Entities shall indemnify Seller and its Affiliates against and hold them harmless without limitation from all liability for (i) all Taxes of the Division, the Company, and the Division Entities with respect to Tax periods beginning after the Closing Date and (ii) Post-Closing Taxes, as determined pursuant to Section 6.1(b)(iv) with respect to any Straddle Period.

(iv)      The obligation of Seller to indemnify and hold harmless Buyer, on the one hand, and the obligations of Buyer, the Company, and the Division Entities to indemnify and hold harmless Seller, on the other hand, pursuant to this Section 6.1(c), shall terminate sixty (60) days following the expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), it being understood and agreed that the provisions of Article XI, including the limitations in Section 11.1 and 11.3, shall not apply to any claim for indemnification pursuant to Section 6.1(b)(ii) based on any breach of or

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inaccuracy in any representation or warranty of Seller with regard to Taxes contained in Section 3.14 hereof.

(v)       A party seeking indemnification provided for under this Agreement (a "Tax Indemnified Party") in respect of Taxes arising out of or involving a claim or demand made by any Person, including a Tax authority, against such party (a "Tax Third-Party Claim") must notify the party from whom such indemnification is sought (the "Tax Indemnifying Party") in writing of the Tax Third-Party Claim as promptly as possible but in no event later than ten (10) days after receipt by the Tax Indemnified Party of written notice of the Tax Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Tax Indemnifying Party shall have been prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten (10) days after the Tax Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Tax Indemnified Party, relating to the Tax Third-Party Claim.

If a Tax Third-Party Claim is made against the Tax Indemnified Party, the Tax Indemnifying Party shall be entitled to assume the defense thereof with counsel or other Tax advisors selected by the Tax Indemnifying Party. If the Tax Indemnifying Party assumes such defense, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party for legal or other expenses subsequently incurred by the Tax Indemnified Party in connection with the defense thereof, but the Tax Indemnified Party shall have the right to participate in the defense thereof and to employ counsel or other Tax advisors, at its own expense separate from the counsel or other Tax advisors employed by the Tax Indemnifying Party. If the Tax Indemnifying Party elects not to assume such defense, or fails to promptly indicate its intent and does not promptly assume such defense, the Tax Indemnified Party may assume the defense of such Tax Third-Party Claim at the expense of the Tax Indemnifying Party with counsel or other Tax advisors selected by the Tax Indemnified Party. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any Tax Third-Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Tax Indemnifying Party shall have assumed the defense of a Tax Third-Party Claim, the Tax Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Third-Party Claim without the Tax Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that in the event the Tax Indemnifying Party refuses to approve or delays approving a settlement, compromise or other discharge that the Tax Indemnified Party believes is reasonable and such refusal or delay is adversely affecting the Tax Indemnified Party or its ability to conduct its business, the Tax Indemnified Party may settle, compromise or otherwise agree to discharge such Tax Third-Party Claim without impairing the right of the Tax

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Indemnified Party to seek recovery of the amounts paid in defense or settlement of such Tax Party Claim hereunder.

(c)	Transfer and Similar Taxes

. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement, if any, shall be borne one-half by Buyer and one-half by Seller (provided, however, it being understood and agreed that all Transfer Taxes incurred in connection with the Restructuring Transactions shall be borne by Seller), and Seller shall accurately prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes. Buyer shall have reasonable opportunity to review and comment on any such Tax Return prior to filing, and shall make such changes thereto as Seller shall reasonably request. Buyer shall pay to Seller one-half of the Transfer Tax shown to be due on the Tax Return as agreed within ten (10) Business Days after such Tax Return is given to Buyer. If required by applicable Law, Buyer will join in the execution of any such Return.

(d)	Termination of Tax Sharing Agreements

. On or prior to the Closing Date, any agreement with respect to Taxes to which the Company or any of the Division Entities is a party shall be terminated (other than agreements, arrangements or practices solely between or among the Company and the Division Entities), all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.

6.2	Division Employees; Employee Contracts and Benefits

.

(a)       Continuation of Employment. At or prior to the Closing, Buyer shall make offers of employment to all employees of Seller and its Subsidiaries who are employed by Seller in connection with the operation of any of the Facilities, as well as those employees of Seller and its Subsidiaries who are primarily involved in providing services to the Division, in each case, who are listed in Section 6.2(a) of the Disclosure Letter and who are actively employed at the time such offers are made (the "Division Offerees"). Such offers shall be made on substantially the same terms, including compensation and benefits, at which they are currently employed. Buyer agrees to hire the Division Offerees who accept such offer of employment and complete customary employment requirements (e.g., provision of required information for compliance with applicable Laws, acceptance of employee policies, etc.). Division Offerees who accept their employment offers and commence work with Buyer pursuant to such offers shall be referred to herein as "Transferred Employees". Any employees of Seller and its Subsidiaries who are listed on Section 6.2(a) but who are on long term disability, short term disability, leave of absence or otherwise not actively employed as of the date Buyer’s employment offers are made or as of the Closing Date (such that they cannot commence work with Buyer after the Closing) ("Inactive Employees") shall not become Transferred Employees and Seller shall retain all responsibility for the Inactive Employees except as otherwise required

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by Law; provided, however, that if any Inactive Employee is able to and desires to return to work within 180 days of the Closing, Buyer shall make an offer of employment to such Inactive Employee on substantially the same terms, including compensation and benefits, at which such Inactive Employee was employed by Seller and shall hire such Inactive Employee if he or she accepts such offer of employment and completes customary employment requirements. From and after the time any Inactive Employee commences employment with Buyer, such Inactive Employee shall become a "Transferred Employee" for all purposes hereunder. If Buyer terminates, or causes the Company or any Division Entity to terminate, the employment of any Transferred Employee at any time on or after the Closing Date, Buyer shall be responsible for the costs and consequences of any such termination and shall indemnify and hold harmless Seller against any Damages arising in connection therewith.

(b)       Compensation and Benefits. Subject to Section 6.2(f), upon the Closing, and at least through December 31, 2007, Buyer shall offer, or shall cause, as applicable, a Subsidiary of Buyer to offer, compensation (including base salary or wage rate, variable compensation and long-term compensation) and employee benefits (including severance benefits), to the Transferred Employees no less favorable in the aggregate, than those provided to such Transferred Employees immediately prior to the Closing, but excluding any equity, stock or option benefit plans currently offered to such employees. Any employee benefits provided to such Transferred Employees will be provided under existing or newly established employee benefit plans which will, in either case, be employee benefit plans of Buyer, a Subsidiary of Buyer, the Company or a Division Entity (any such employee benefit plan in which Transferred Employees participate, the "Applicable Buyer Plan") and which may be modified at any time. Transferred Employees shall cease participation, vesting, benefit and service accruals under all Benefit Plans of Seller immediately upon the Closing. Nothing in this Agreement shall be deemed to require Buyer, the Company or any Division Entity to continue to employ any Transferred Employee for any period of time.

(c)       Benefit Plan Liabilities. Except as set forth in Section 6.2(f), all Benefit Plan liabilities with respect to Transferred Employees and Business Employees (including Inactive Employees) on or prior to the Closing (and, with respect to Business Employees who are not Transferred Employees, after the Closing) shall be the liability of and paid by Seller (as Excluded Liabilities) in accordance with applicable requirements. Seller shall not be liable for any liabilities that are incurred, or that relate to any period, after the Closing with respect to Transferred Employees, except for Excluded Liabilities or as shown on Section 6.2(c) of the Disclosure Letter.

(d)       Certain Other Liabilities. As of the Closing, all liabilities and obligations whatsoever with respect to Transferred Employees relating to or arising under any employment agreement, as well as accrued wages and workers' compensation, holiday, vacation and sick day benefits, shall be assumed by, and become the sole responsibility of, Buyer or the Company or a Division Entity, in each case, to the extent accrued on the Conclusive Statement.

(e)	Participation and Service Credit.

(i)        Except as otherwise expressly provided in this Agreement, effective as of the Closing, Buyer or a Division Entity, as applicable,

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shall give Transferred Employees service credit for purposes of eligibility and vesting under any Applicable Buyer Plan to the extent such service was recognized under the corresponding Benefit Plan of Seller.

(ii)       Any Applicable Buyer Plan providing health benefits shall provide that each Transferred Employee shall be immediately eligible to participate in and receive coverage under the Applicable Buyer Plan as of the Closing. Buyer shall use commercially reasonable efforts to waive any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Applicable Buyer Plan for Transferred Employees to the extent such restrictions have been or would have been satisfied under Seller Welfare Plans. Buyer shall use commercially reasonable efforts to provide Transferred Employees credit under each Applicable Buyer Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums and similar limits applicable to them during the plan year of Seller Welfare Plan in which the Closing Date occurs in accordance with the corresponding Seller Welfare Plan.

(f)        Certain Plans and Agreements. Except as shown on Section 6.2(f) of the Disclosure Letter, Buyer agrees that Buyer will, or cause the Company to, reimburse Seller for any severance costs that may be incurred by Seller under Seller’s existing severance policy in connection with the termination of employment by the Company after the Closing of any Transferred Employee listed on Section 6.2(f) of the Disclosure Letter. Notwithstanding any other provision hereof, Buyer agrees to honor, and to cause the Company and the Division Entities to honor, from and after the Closing, the retention, severance and transaction incentive compensation arrangements set forth on Section 6.2(f) of the Disclosure Letter hereto (the "Listed Agreements") for Transferred Employees.

(g)       FUTA; FICA. Buyer and Seller shall (i) treat Buyer or a Subsidiary of Buyer as a "successor employer" and the Company and the Division Entities, as applicable, as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees to be employed by Buyer or a Subsidiary of Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid , if possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year in which the Closing Date occurs.

(h)       WARN Act Requirements. On and after the Closing Date, Buyer shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any other applicable Law, including any requirement to provide for and discharge any and all notifications, benefits and liabilities to Transferred Employees and Governmental Entities that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise. On or prior to the Closing Date, Seller shall deliver to Buyer a list of all Business Employees that have been terminated within one hundred and eighty (180) days prior to the Closing Date.

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(i)        Certain Employees. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall be responsible for any and all liabilities of the Division to R. Gregory Brophy, Thomas W. Kamarad and Rodney L. Van Wagoner, and (ii) Seller hereby consents to Buyer or the Division entering into consulting arrangements on or after the Closing with such persons listed in clause (i) above.

(j)        Certain Excluded Liabilities. From and after the Closing, Seller shall be responsible for, and shall indemnify Buyer, the Company and the Division Entities from and against (as an Excluded Liability) any liability or obligation (including any obligation to pay any deductible or similar retention amount under the applicable policy limits, which limits will be confirmed to Buyer in writing within 72 hours of the execution of this Agreement) arising out of or relating to any event, circumstance, act or omission that occurs prior to the Closing and that is covered by a professional liability, general liability, automobile, workers’ compensation, property and casualty, or other occurrence based insurance policy of Seller or any of its Affiliates (including self insurance programs and arrangements), including all matters listed or required to be listed on Section 3.21 of the Disclosure Letter and, to the extent applicable, any matter listed or required to be listed on Section 3.12(a) of the Disclosure Letter and Section 5.9 of the Disclosure Letter. For the avoidance of doubt, from and after the Closing, Seller shall also be responsible for, and shall indemnify Buyer against (as Excluded Liabilities), any claims by Business Employees under any of Seller’s health and welfare plans for healthcare services provided on or prior to the Closing Date.

6.3	Workers' Compensation

. Prior to Closing, Buyer shall use commercially reasonable efforts to fulfill the necessary requirements of each state in which the Company or any of the Division Entities operates with respect to workers' compensation insurance, including posting surety bonds or purchasing insurance policies. Buyer shall use its commercially reasonable efforts after the Closing to obtain a release of Seller from any and all obligations of the Company with respect to workers' compensation insurance.

6.4	Use of Seller's Name and Logo

. It is expressly agreed that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to the name "HealthSouth" or any trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the words "HealthSouth" or any part or variation of any of the foregoing or any confusingly similar trade name, trademark, Internet domain name, logo or service mark (collectively, the "Seller's Trademarks and Logos"). Notwithstanding the foregoing, the parties agree that during the period from the Closing Date until one hundred eighty (180) days after the Closing Date (the "Wind-down Period"), the Division Entities shall be entitled to continue to use Seller's Trademarks and Logos to the extent that such Seller's Trademarks and Logos exist or are contained as of the Closing Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other similar material used by the Division prior to the Closing Date in the operation of the Division. The nature and quality of all uses of Seller's Trademarks and Logos made by the Division Entities shall conform to the quality standards set by Seller and communicated to Buyer, the Company or the Division Entities, either directly or

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indirectly. Buyer, the Company and the Division Entities shall not use Seller's Trademarks and Logos in any manner which might dilute, tarnish, disparage, or reflect adversely on Seller or Seller's Trademarks and Logos. Buyer agrees that immediately upon termination of the Wind-down Period, Buyer shall cause the Division Entities to cease and desist from all further use of Seller's Trademarks and Logos and shall adopt new trade names, trademarks, Internet domain names, identifying logos and service marks related thereto which are not confusingly similar to Seller's Trademarks and Logos.

6.5	CIA

. Subsequent to Closing, Buyer and the Company shall comply with the CIA in accordance with its terms, until and unless the CIA is modified or terminated in accordance with its terms; provided, however, that after the date hereof, Buyer shall have the right to meet and negotiate with the OIG with respect to the application of the CIA to the Division after the Closing, and Seller shall provide reasonable assistance and cooperation to Buyer in connection with such negotiations.

6.6	IDX Agreement

. Prior to the Closing, Buyer shall have the right to meet and negotiate with IDX with respect to amending the IDX Agreement to allow the Division to use the software licensed under the IDX Agreement to provide services to third parties (in the nature of a service bureau) after the Closing, and Seller shall, at no out-of-pocket cost to Seller or the Company, provide reasonable assistance and cooperation to Buyer in connection with such negotiations. On or prior to the Closing, Seller shall assign and transfer the IDX Agreement, as it may be amended hereby, and any assets relating thereto (including any hardware shown on Section 6.6 of the Disclosure Letter, software or documentation relating to the IDX system) to the Company.

6.7	Joint Ventures

. After the date hereof, Buyer and Seller shall take the steps set forth in Section 6.7 of the Disclosure Letter with respect to the joint ventures of the Division listed in such Schedule.

6.8	Enterprise Systems Carve-Outs

. Seller and Buyer acknowledge and agree that it may be necessary to transfer to Buyer, the Company or the Division Entities, as applicable, certain rights under certain computer hardware and software licenses, leases and service agreements used by the Division Entities, which have been acquired by Seller on an enterprise basis on behalf of the Company, the Division Entities or, as applicable, other Affiliates of Seller (the "Enterprise Systems Carve-Outs"). Seller and Buyer shall mutually determine and agree on the Enterprise Systems Carve-Outs that are necessary for the Division Entities to continue to operate the Business following the Closing, provided that any such Enterprise Systems Carve-Outs shall involve only the capacity or volume used by the Division Entities under the applicable licenses, leases and service agreements, and, if and to the extent Buyer requests that Seller effect any Enterprise Systems Carve-Out, Seller, with Buyer’s cooperation, shall effect such Enterprise Systems Carve-Out and Buyer shall be fully responsible for the payment of any fee or charge imposed by a licensor, lessor, or service

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provider under any license, lease or service agreement in connection with such Enterprise Systems Carve-Out. No other rights under computer hardware and software licenses, leases and service agreements used by the Division Entities which have been acquired by Seller on an enterprise basis on behalf of the Company, the Division Entities or, as applicable, other Affiliates of Seller shall be assigned or transferred to Buyer, the Company or any Division Entity pursuant to this Agreement, and Buyer, the Company and the Division Entities shall not be responsible for the payment of any support, lease or license fees due and owing after Closing with respect to any such other computer hardware and software licenses, leases and service agreements. Except as otherwise provided in this Section 6.8 or as otherwise expressly provided in this Agreement, no other rights under computer hardware and software licenses, leases and service agreements that are not used primarily by the Division Entities shall be assigned or transferred to Buyer, the Company or any Division Entity pursuant to this Agreement, and Buyer, the Company and the Division Entities shall not be responsible for the payment of any support, lease or license fees due and owing after Closing with respect to any such other computer hardware and software licenses, leases and service agreements. Nothing in this Section 6.8 shall be deemed to limit or affect in any way the obligation of Seller to (i) assign and transfer the IDX Agreement and certain related assets to the Company without cost to Buyer, the Company or any Division Entity as contemplated by Section 6.6 hereof or (ii) assign and transfer the PeopleSoft and Oracle licenses listed under items 4 and 5 of Section 9.1(d) of the Disclosure Letter without cost to Buyer as contemplated by Section 9.1(d).

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF EACH OF SELLER AND BUYER

7.1	Mutual Conditions

. The respective obligations of each of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver to the extent permitted, at or prior to the Closing of each of the following conditions:

(a)       No Injunction or Statute. No statute, rule, regulation, executive order, decree, injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing consummation of the transactions contemplated by this Agreement shall be in effect on the Closing Date.

(b)       No Proceeding. There shall not be pending any Litigation challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(c)       Material Consents. Buyer shall have received the Consents set forth on Section 7.1(c) of the Disclosure Letter and shall have made all Filings set forth on Section 7.1(c) of the Disclosure Letter, and all waiting periods applicable to such Filings, as set forth on Section 7.1(c) of the Disclosure Letter, shall have expired.

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ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

8.1	Conditions

. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)       Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any "materiality" qualifiers set forth therein) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" qualifiers set forth therein) would not materially impair the ability of Buyer to consummate the transactions contemplated hereby.

(b)       Performance. Buyer shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)       Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an executive officer of Buyer, certifying the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b) hereof.

(d)       Secretary’s Certificate. Buyer shall have delivered to Seller a secretary’s certificate, dated as of the Closing Date, executed by the secretary of Buyer, certifying that the transactions contemplated by this Agreement, including all ancillary documents have been duly authorized and executed.

(e)       Restructuring Transactions. Seller shall have caused the Restructuring Transactions to be consummated pursuant to agreements in form and substance reasonably satisfactory to Seller.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF BUYER

9.1	Conditions

. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)       Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect

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to any "materiality" or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" or “Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)       Performance. Seller shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c)       Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an executive officer of Seller, certifying the fulfillment of the conditions specified in Sections 9.1(a) and (b) hereof.

(d)       Certain Third Party Consents. Seller shall have obtained the Consents set forth on Section 9.1(d) of the Disclosure Letter.

(e)       Regulatory Consents and Notices. All consents, approvals, waivers, authorizations, licenses and Filings required to be obtained from or made with any Governmental Entity so as to permit Buyer, the Company or the Division Entities to continue to operate the Business after the Closing in substantially the same manner as the Business is currently operated shall have been obtained and made, and any waiting period applicable to the transactions contemplated by this Agreement in connection with any Filing required to be made with or notice required to be given to any Governmental Entity under applicable Law shall have expired; provided, however, that the conditions set forth in this paragraph (e) shall be deemed to be satisfied even if confirmation or other notice that any consent, approval, waiver, authorization or license has not been received so long as all substantive actions for the receipt thereof have been taken and reasonable assurances have been received by Buyer that such consent, approval, waiver, authorization or license will be issued and that, pending such issuance, Buyer may continue to operate the Business without interruption.

(f)        Third Party Payor Contract Consents. At least 85% of the third party payor contracts of the Business shall be either Consented Payor Contracts or not Required Consent Payor Contracts.

(g)       Secretary’s Certificate. Seller shall have delivered to Buyer a secretary’s certificate, dated as of the Closing Date, executed by the secretary of Seller, certifying that the transactions contemplated by this Agreement, including all ancillary documents, have been duly authorized and executed.

(h)       Restructuring Transactions. Seller shall have caused the Restructuring Transactions to be consummated pursuant to agreements in form and substance reasonably satisfactory to Buyer.

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ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1	Termination

. This Agreement may be terminated and the transactions contemplated hereby and by the other Transaction Documents may be abandoned:

(a)	at any time, by mutual written agreement of Seller and Buyer;

(b)       at any time after October 18, 2007 (the "Termination Date"), by either Seller or Buyer upon five (5) Business Days' prior written notice to the other party, if the Closing shall not have occurred for any reason on or prior to the Termination Date, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur.

(c)       (i) by Seller, if the conditions set forth in Section 8.1(a) or (b) hereof have not been satisfied, and are not reasonably capable of being satisfied on or prior to the Termination Date, or (ii) by Buyer, if the conditions set forth in Section 9.1(a) or (b) have not been satisfied, and are not reasonably capable of being satisfied, on or prior to the Termination Date; or

(d)       by Buyer or Seller, if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

10.2	Procedure and Effect of Termination

. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby and by the other Transaction Documents pursuant to Section 10.1 hereof, written notice thereof shall be given by the party so terminating to the other party to this Agreement, and this Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by Seller or Buyer. If this Agreement is terminated pursuant to Section 10.1 hereof:

(a)       Buyer shall return or destroy all documents, work papers and other materials (and all copies thereof) obtained from Seller or the Company or any of the Division Entities or their respective employees, agents or representatives relating to the transactions contemplated hereby and by the other Transaction Documents, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Buyer with respect to the Division shall be treated in accordance with Section 5.2(b) hereof and the Confidentiality Agreement referred to in such Section;

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(b)       At the option of Seller, all Filings, applications and other submissions made pursuant to Sections 5.3 and 5.4 hereof shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c)       If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.2, this Agreement shall become null and void and of no further force or effect, except for the obligations provided for in Sections 5.6, 10.2, 12.3, 12.10 and 12.11 hereof, the confidentiality provision contained in Section 5.2(b) hereof and the Confidentiality Agreement referred to in such Section shall survive any such termination of this Agreement without limitation; and

(d)       Such termination shall not be deemed to release and shall not relieve either party hereto from any liability for any breach or violation by such party of any of its representations, warranties, covenants or agreements contained in this Agreement, nor shall such termination impair the rights of either party to (i) compel specific performance by the other party of its obligations under this Agreement or (ii) seek any other remedy under law or in equity.

(e)       In the event that this Agreement is terminated by Seller pursuant to Section 10.1(c)(i), then Gores Capital Partners, L.P. (“Parent”) shall pay or cause to be paid to Seller an amount equal to Two Million Three Hundred Seventy-Five Thousand Dollars ($2,375,000) within ten (10) Business Days following such termination, payable by wire transfer of same day funds. Upon such payment, Parent and Buyer shall have no further obligation to Seller or any of its Affiliates under this Agreement or any Transaction Document. Buyer and Parent acknowledge and agree that this Section 10.2(e) is an integral part of this Agreement. Accordingly, if Parent fails within ten (10) Business Days to pay the amounts due pursuant to this Section 10.2(e), and, in order to obtain such payment, Seller commences a suit that results in a judgment against Parent for the amounts set forth in this Section 10.2(e), Parent shall pay to Seller interest on the amounts set forth in this Section 10.2(e) from and including the date payment of such amount was due to Seller at the prime rate of Regions Bank in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit.

10.3	Amendment and Modification

. This Agreement may be amended, modified or supplemented at any time but only by written agreement of the parties hereto.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

11.1	Survival of Representations

. The representations and warranties in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date but shall not survive any termination of this Agreement prior to Closing; provided, however, (i) the representations and warranties under Sections 3.1 (Organization of Seller; Authority), 3.2 (Title to Shares), 3.4

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(Capitalization of the Company) and 3.5 (Capitalization of the Division Entities) (and solely to the extent relating to the foregoing representations, the certificate delivered pursuant to Section 9.1(c) hereof) (collectively, the "Unlimited Representations") hereof shall survive indefinitely, (ii) the representations and warranties under Section 3.18 (Environmental) shall terminate on the date that is forty-two (42) months after the Closing Date and (iii) the representations and warranties under Section 3.14 (Taxes) shall not be subject to this Article XI and shall be governed solely by Section 6.1 hereof. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations or warranties contained in Articles III and IV after the applicable survival period set forth in this Agreement, if any. Notwithstanding the foregoing, any matters with respect to which a claim shall have been made or an action at law or in equity shall have commenced before the end of such survival period, survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

11.2	Seller's Agreement to Indemnify

. Upon the terms and subject to conditions of this Article XI, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Company and its Subsidiaries) and their respective officers, directors, and employees ("Buyer Indemnified Parties"), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or suffered or incurred by Buyer Indemnified Parties by reason of or arising from: (a) a breach of any representation or warranty of Seller contained in this Agreement or any certificate delivered hereunder (other than those representations and warranties contained in Section 3.14, which shall be indemnified pursuant to Section 6.1); (b) a breach of any covenant or agreement of Seller contained in this Agreement or any certificate delivered hereunder (other than those covenants and agreements contained in Section 6.1), (c) any Excluded Liability; (d) the Retained Litigation or (e) the failure to obtain any Consent to Required Consent Payor Contract such that it becomes a Consented Payor Contract unless, at the time that such Damages are incurred, the 90% Payor Contract Condition is satisfied (collectively, "Buyer Claims").

11.3	Seller's Limitation of Liability

. Notwithstanding any provision in this Agreement to the contrary, the liability of Seller to indemnify Buyer Indemnified Parties pursuant to Section 11.2(a) hereof shall be limited to Buyer Claims as to which a Buyer Indemnified Party has given Seller written notice, setting forth therein in reasonable detail the basis for such Buyer Claim, on or prior to the termination of such representation or warranty pursuant to Section 11.1 hereof; provided, however, that (i) the provisions for indemnification contained in Section 11.2(a) (other than with respect to breaches of the Unlimited Representations) shall be effective only after the aggregate amount of all such Buyer Claims for which Seller is liable under this Agreement exceed an amount equal to $712,500 (the "Basket"), in which event all amounts including such $712,500 shall be due to Buyer, and (ii) no Buyer Claim (or series of related Buyer Claims) pursuant to the provisions for indemnification contained in Section 11.2(a) hereof in an amount less than $35,000 may be asserted. Notwithstanding any other provision of this Agreement, in no event shall the aggregate

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amount of all Buyer Claims for which Seller is liable pursuant to (A) Section 11.2(a) (other than with respect to breaches of the Unlimited Representations or the representations and warranties under Section 3.18 (Environmental)) exceed an amount equal to $9,500,000 or (B) Section 11.2(b) with respect to those covenants and obligations contained in Article V hereof to be performed after the Closing or Section 11.2(a) with respect to breaches of the representations and warranties under Section 3.18 (Environmental) exceed an amount equal to $23,750,000.

11.4	Buyer's Agreement to Indemnify

. Upon the terms and subject to the conditions of this Article XI, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, and employees ("Seller Indemnified Parties"), from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller Indemnified Parties by reason of or arising from: (a) a breach of any representation or warranty of Buyer contained in this Agreement or any certificate delivered hereunder; (b) a breach of any covenant or agreement contained in this Agreement or any certificate delivered hereunder (other than those covenants and agreements contained in Section 6.1); (c) any liability or obligation of the Company, the Division Entities or the Division other than the Retained Litigation, Excluded Liabilities or any other liability for which Seller has agreed to indemnify Buyer or the existence of which is a breach of Seller’s representations and warranties under this Agreement; or (d) any liability or obligation resulting from any Substitute Contract referred to in Section 2.5 hereof, to the extent arising or incurred after the Closing (collectively, "Seller Claims").

11.5	Buyer's Limitation of Liability

. Notwithstanding any provision in this Agreement to the contrary, the liability of Buyer to indemnify Seller Indemnified Parties pursuant to Section 11.4(a) hereof against any Damages sustained by reason of any Seller Claim with respect to the breach of a representation or warranty shall be limited to Seller Claims as to which a Seller Indemnified Party has given Buyer written notice thereof, setting forth therein in reasonable detail the basis for such Seller Claim, on or prior to the termination of such representation or warranty pursuant to Section 11.1 hereof; provided, however, that (i) the provisions for indemnification contained in Section 11.4(a) shall be effective only after the aggregate amount of all such Seller Claims for which Buyer is liable under this Agreement exceed an amount equal to $712,500, in which event all amounts including such $712,500 shall be due to Seller, and (ii) no Seller Claim (or series of related Seller Claims) pursuant to the provisions for indemnification contained in Section 11.4(a) in an amount less than $35,000 may be asserted. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all Seller Claims for which Buyer is liable pursuant to Section 11.4(a) and Section 11.4(b) exceed an amount equal to $9,500,000.

11.6	Conditions of Indemnification With Respect to Third-Party Claims

. The obligations and liabilities of Seller and Buyer with respect to Buyer Claims and Seller Claims, respectively, which arise or result from claims for Damages made by third parties ("Third-Party Claims") shall be subject to the following terms and conditions:

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(i)        (A) The indemnified party shall give the indemnifying party prompt written notice of any such Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure; and (B) the indemnifying party shall have the right to undertake the defense thereof by counsel chosen by it; provided, that if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, unless there is, under applicable standards of conduct, a conflict on any significant issue between the indemnifying party and the indemnified party, in which case the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party;

(ii)       Until the indemnifying party assumes the defense of, a Third-Party Claim, the indemnified party shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to subclause (B) of clause (i) above); and

(iii)      Notwithstanding any provision in this Article XI to the contrary, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, delayed or conditioned), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (A) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim or (B) provides solely for monetary relief to be paid by the indemnifying party and does not otherwise involve or purport to bind or limit the indemnified party. In addition, if the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, delayed or conditioned), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

11.7	Other Claims

. In the event any indemnified party should have a claim against any indemnifying party under Section 11.2 or 11.4 hereof that does not involve a Third-Party Claim being asserted against or

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sought to be collected from such indemnified party, the indemnified party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11.2 or 11.4 hereof, except to the extent that the indemnifying party shall have been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within twenty (20) Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 11.2 or 11.4 hereof, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 11.2 or 11.4 hereof and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate Court of competent jurisdiction.

11.8	Sole Remedy

.

(a)       Except with respect to claims for injunctive relief, Buyer and Seller acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy following the Closing with respect to any and all claims, including Buyer Claims and Seller Claims (whether Third-Party Claims or otherwise), relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in Section 6.1(b) and this Article XI; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable Law in the event of an indemnifying party's fraud or failure to comply with its indemnification obligations hereunder.

(b)       The indemnifying party shall be subrogated to the rights of the indemnified party in respect of any insurance relating to the Damages to the extent of any indemnification payments made hereunder; provided, however, neither party shall be entitled to make a claim with the other party’s insurance carrier or self-insurance fund for any amounts paid to the other party. Each of the parties shall be obligated to use commercially reasonable efforts to mitigate the amount of any Damages for which it is entitled to seek indemnification hereunder. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

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(c)       Buyer and Seller agree to treat (and cause their Affiliates to treat) any indemnification payment under this Agreement as an adjustment to the Purchase Price. Any indemnification obligation under this Agreement shall be net of (i) any Tax Benefit actually realized by the indemnified party or its Affiliates, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates from any third party with respect thereto, net of any expenses related to the recovery of such proceeds. No indemnified party shall have any obligation to seek recovery under any insurance policy covering any indemnification obligation. In the event that an insurance or other recovery is received by any indemnified party with respect to any indemnification obligation for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery shall be made promptly to the indemnifying party. As used herein, "Tax Benefit" shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the indemnified party or its Affiliates, when actually realized, net of any Tax detriment associated with the receipt or right to receive indemnification hereunder. The amount of any Tax Benefit actually realized shall be equal to the actual reduction in Taxes paid.

(d)       For purposes of this Agreement, except with respect to damages claimed by a third party, the parties acknowledge and agree that Damages shall not include damages incurred directly or indirectly as a result of lost profits or for any Damages that are special, consequential or punitive in nature, regardless if such damages are permissible by applicable Law, except in the case of fraud by the indemnifying party.

ARTICLE XII

MISCELLANEOUS

12.1	Fees and Expenses

. Whether or not the transactions contemplated hereby and by the other Transaction Documents are consummated pursuant hereto and thereto, each of Seller and Buyer shall pay all fees and expenses incurred by it or on its behalf and Seller shall pay all fees and expenses incurred by or on behalf of the Company or any of the Division Entities in connection with or in anticipation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

12.2	Further Assurances

. From time to time after the date hereof, at the request of the other party hereto and at the expense of the party so requesting, Seller and Buyer shall execute and deliver to such requesting party such documents, shall file with the appropriate Governmental Entities all documents necessary or appropriate and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby and by the other Transaction Documents, including, without limitation, Section 2.4 hereof.

12.3	Notices

. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like

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transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, or if delivered after the close of business on a Business Day, on the first following day that is a Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, or if after the close of business on a Business Day, on the first following day that is a Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the parties at the following addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision):

If to Buyer, to:

Diagnostic Health Holdings, Inc.

c/o The Gores Group, LLC
10877 Wilshire Blvd., 18th Floor
Los Angeles, CA 90024
Fax: 310 443 2149

Attention: General Counsel

with copies to:

The Gores Group, LLC
10877 Wilshire Blvd., 18th Floor
Los Angeles, CA 90024
Fax: 310 443 2149

Attention: General Counsel

and:

Bingham McCutchen LLP

600 Anton Boulevard, 18th
Costa Mesa, CA 92626

Telecopy: (714) 830-0626

Attention: James W. Loss, Esq.

If to Seller, to:

HealthSouth Corporation
One HealthSouth Parkway
Birmingham, Alabama 35243

Telecopy: (205) 262-3948

Attention: General Counsel

with a copy to:

Balch & Bingham LLP

1901 Sixth Avenue North, Suite 2600
Birmingham, Alabama 35203

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Telecopy: (205) 226-8799

Attention: Colin H. Luke, Esq.

12.4	Entire Agreement

. This Agreement, the other Transaction Documents, the Disclosure Letter and the exhibits, schedules and other documents referred to herein which form a part hereof (including the Confidentiality Agreement referred to in Section 5.2(b) hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, understandings, statements or proposals; provided, however, that if there is any conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

12.5	Severability

. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law.

12.6	Binding Effect; Assignment

. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, except that (a) other than as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Seller or Buyer without the prior written consent of the other party hereto, provided, however, that Buyer may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (B) assign any and all of the rights and interests of Buyer hereunder as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to Buyer in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent; and (b) that the rights and obligations of Seller may be assigned to any of its wholly-owned subsidiaries, which at the time of such assignment owns the Shares provided that no such assignment shall limit or affect Seller's obligations hereunder.

12.7	No Third-Party Beneficiaries

. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement (except as set forth in Article XI with respect to Buyer Indemnified Parties and Seller Indemnified Parties).

12.8	Counterparts

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. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9	Interpretation

. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" shall mean including without limitation, and, unless the context otherwise requires, the word "or" is not exclusive. All references in this Agreement to "dollars" or "$" shall mean United States dollars.

12.10	Forum; Service of Process

. Except as set forth in Section 1.6 hereof, any legal suit, action or proceeding brought by Seller or Buyer, or any of their respective Affiliates, arising out of or based upon this Agreement shall be instituted in the courts of the State of Delaware or the courts of the United States of America located in the State of Delaware (collectively, the "Courts"), and each of Seller and Buyer (on its behalf and on behalf of such Affiliates) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of the Courts in any such suit, action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

12.11	Governing Law

. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

12.12	Specific Performance

. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

12.13	Waivers

. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in the other Transaction Documents. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or

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condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

12.14	Defined Terms

.

"2006 Financial Information" shall have the meaning ascribed to such term in Section 3.7(c) hereof.

"90% Payor Contract Condition" shall mean the condition that at least 90% of the third party payor contracts of the Business shall be either Consented Payor Contracts or not Required Consent Payor Contracts.

"Accounting Firm" shall have the meaning ascribed to such term in Section 1.6(a)(iii) hereof.

"Actual Net Working Capital" shall have the meaning ascribed to such term in Section 1.6(a)(v) hereof.

"Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

"Affiliated Group" shall have the meaning ascribed to such term in Section 3.14(a) (i) hereof.

"Agreement" shall have the meaning ascribed to such term in the Preamble hereto.

"Applicable Buyer Plan" shall have the meaning ascribed to such term in Section 6.2(b) hereof.

"Audited Financial Statements" shall have the meaning ascribed to such term in Section 3.7(a) hereof.

"Basket" shall have the meaning ascribed to such term in Section 11.3 hereof.

"Benefit Plans" shall mean each Pension Plan, Welfare Plan, and each other plan, arrangement, commitment or policy, including but not limited to incentive compensation, vacation pay, holiday pay, tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, deferred compensation plan, bonus plan, profit sharing plan, restricted stock, stock appreciation right, phantom stock, stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, sponsored, participated in or contributed to by any ERISA Affiliate for the benefit of or covering any present or former employees of Seller, the Company or any of the Division Entities or the Business, or any beneficiary or dependent of the foregoing.

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"Business" shall have the meaning ascribed to such term in the Recitals hereto.

"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

"Business Employees" shall have the meaning ascribed to such term in Section 3.17(b).

"Buyer" shall have the meaning ascribed to such term in the Preamble hereto.

"Buyer Claims" shall have the meaning ascribed to such term in Section 11.2 hereof.

"Buyer Indemnified Parties" shall have the meaning ascribed to such term in Section 11.2 hereof.

"Buyer Representatives" shall have the meaning ascribed to such term in Section 5.2(a) hereof.

"Capitalized Lease Indebtedness" shall have the meaning ascribed to such term within the definition of “Indebtedness” in this Section 12.14.

"Capitalized Lease Indebtedness Limit" shall have the meaning ascribed to such term in Section 2.6 hereof.

"Cash" shall mean cash, immediately available, held by the Company and any Division Entity as of the Effective Time, less the aggregate amount of all checks and drafts outstanding so long as such checks and drafts have not been utilized to calculate the Company’s trade accounts payable for purposes of calculating Estimated Net Working Capital.

"CIA" shall have the meaning ascribed to such term in Section 3.19(a) hereof.

"Closed Facilities" shall have the meaning ascribed to such term in Section 3.7(a) hereof.

"Closing" shall have the meaning ascribed to such term in Section 1.1 hereof.

"Closing Date" shall have the meaning ascribed to such term in Section 1.3 hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning ascribed to such term in the Recitals hereto.

“Conclusive Statement” shall have the meaning ascribed to such term in Section 1.6(a)(v) hereof.

"Confidentiality Agreement" shall have the meaning ascribed to such term in Section 5.2(b) hereof.

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"Consent" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

"Consented Payor Contracts" shall mean a Required Consent Payor Contract for which one of the following conditions has been met: (a) the third party payor has, prior to (or, for purposes of Section 11.2(e) hereof, after) Closing, consented in writing to the assignment of the existing contract or the execution of a new contract for the Business subsequent to the Closing, in either case, without any conditions that are adverse to the Division (other than immaterial conditions or economic costs, such as a requirement to pay an administrative charge, or a processing fee, etc.) and, as a result of such Consent, the Company or any Division Entity will have, from and after the Closing (or, for purposes of Section 11.2(e) hereof, the date of such Consent), a payor contract with such third party payor on substantially the same terms as it had on the date hereof unaffected by the transactions contemplated hereby (including the Restructuring Transactions); (b) if requested by Buyer (it being understood that Buyer shall have no obligation hereunder to make such request), the third party payor has, prior to (or, for purposes of Section 11.2(e) hereof, after) Closing, consented in writing to the inclusion of the Division, to the extent covered in such Required Consent Payor Contract, within a then-existing contract between Buyer and such third party payor; or (c) the third party payor has, prior to the Closing, waived any default or breach under the existing contract resulting from the change of control of the Company or any Division Entity, without any conditions that are adverse to the Division (other than immaterial conditions or economic costs, such as a requirement to pay an administrative charge, or a processing fee, etc.).

"Consolidated Income Tax Return" shall have the meaning ascribed to such term in Section 6.1(a)(ix) hereof.

"Contract" shall mean any contract, obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, license, lease or other instrument.

"Courts" shall have the meaning ascribed to such term in Section 12.10 hereof.

"Damages" shall have the meaning ascribed to such term in Section 11.2 hereof.

"Designated Industry " shall have the meaning ascribed to such term in Section 5.10(a) hereof.

"Disclosure Letter" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

"Division" shall have the meaning ascribed to such term in the Recitals hereto.

"Division Entities" shall have the meaning ascribed to such term in the Recitals hereto.

"Division Offerees" shall have the meaning ascribed to such term in Section 6.2(a) hereof.

"Effective Time" shall mean 11:59 p.m., Central Time, on the Closing Date.

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"Enterprise Systems Carve-Out" shall have the meaning ascribed to such term in Section 6.8 hereof.

"Environmental Law" shall have the meaning ascribed to such term in Section 3.18 hereof.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

"ERISA Affiliate" shall mean the Company or any other Person or entity that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

"Estimated Net Working Capital" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Estimated Net Working Capital Adjustment" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Exchange Act" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

"Excluded Assets" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

“Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.7 hereof.

"Facilities" shall mean the diagnostic imaging centers owned and operated by the Division Entities.

"Filing" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

"GAAP" means U.S. generally accepted accounting principles, consistently applied throughout the periods presented in accordance with Seller's accounting policies and practices.

"Good Faith Statement" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Governmental Entity" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

"Healthcare Laws" shall have the meaning ascribed to such term in Section 3.19(a) hereof.

"IDX" shall mean IDX Information Systems Corporation

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"IDX Agreement" shall mean that certain 2005 Master License and Services Agreement effective as of November 1, 2005 between Seller and IDX.

"Inactive Employees” shall have the meaning ascribed to such term in Section 6.2(a) hereof.

"Income Statement” shall have the meaning ascribed to such term in Section 3.7(b) hereof.

"Indebtedness" of any Person at any date means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities and accrued expenses) and other amounts becoming due as a result of the transactions contemplated by this Agreement, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument, together with all prepayment premiums or penalties payable in connection therewith, (c) all obligations of such Person under capitalized leases ("Capitalized Lease Indebtedness"), (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all direct or indirect guarantees of any of the foregoing for the benefit of another Person and (f) any unpaid interest owing on any such indebtedness of the Company and Division Entities.

"Initial Purchase Price" shall have the meaning ascribed to such term in Section 1.2 hereof.

"Intellectual Property Rights" shall mean all (i) patents, trademarks, service marks, trade names, copyrights, and any registrations and applications related thereto, or similar proprietary rights of the Business, Company and Division Entities, (ii) all other intellectual property rights owned or licensed to the Company or Division Entity or in which Company or any Division Entity has any right or interest, including, without limitation, (a)  proprietary information owned, controlled, created, under development or used by or on behalf of the Company or Division Entity in whole or in part in connection with the conduct of the Business in which Seller or any of its Subsidiaries has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement or other agreement with any other person, (b) know-how, show-how, processes, formula, specifications and designs, databases, documentation, and methodologies, and (c) Internet domain names, and all registrations and applications therefor, and web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein), IP addresses and email addresses.

"Interest Rate" shall mean the rate of interest published as the "Prime Rate" in the "Money Rates" column of the Eastern Edition of The Wall Street Journal calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

"Knowledge of Seller" or "Seller's Knowledge" shall mean the actual knowledge of Jay Grinney, Michael D. Snow and John L. Workman, after reasonable inquiry.

"Law" shall mean shall mean any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, law, judgment, order, decree, injunction or other authorization, including without limitation, any state licensure regulations, commercial insurance

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DIAGNOSTIC DIVISION-GORES

regulations and procedures, and Medicare and Medicaid rules, regulations and mandates, including those rules and regulations of the Centers for Medicare and Medicaid Services, and the Independent Diagnostic Testing Standards thereunder.

"Lease " shall have the meaning ascribed to such term in Section 3.9(b) hereof.

"Leased Real Property" shall have the meaning ascribed to such term in Section 3.9(b) hereof.

"Liens" shall have the meaning ascribed to such term in Section 1.1 hereof.

"Listed Agreements" shall have the meaning ascribed to such term in Section 6.2(f) hereof.

"Litigation" shall have the meaning ascribed to such term in Section 3.12(a) hereof.

"Material Adverse Effect" shall mean an event, occurrence or change in circumstances that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Business, Company and the Division Entities, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees attributable thereto); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to Buyer's announcement or other disclosure of its plans or intentions with respect to the operation of the Division (or any portion thereof); (c) changes or conditions, including changes in the economy, financial markets, or political conditions, whether resulting from acts of terrorism or war or otherwise, affecting the U.S. economy or the industry in which the Division operates; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from any change in regulatory conditions or change in Laws affecting the industry in which the Division operates or changes in the interpretation of such Laws by Governmental Entities; (e) any adverse change, effect, event, occurrence, state of facts or development resulting from the taking of any action required by, or the failure to take any action prohibited by, this Agreement (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees attributable thereto); (f) any failure by the Division to meet projections or forecasts; (g) any change in accounting requirements or principles required by GAAP or required by any change in applicable Laws and any restatement of the Division's financial statements as a result thereof or public announcement related thereto; or (h) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to expenses incurred in connection with the transactions contemplated by this Agreement.

"Material Contracts" shall have the meaning ascribed to such term in Section 3.15(a) hereof.

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“Most Recent Balance Sheet” shall have the meaning ascribed to such term in Section 3.7(b).

"Net Deficiency Amount" shall have the meaning ascribed to such term in Section 1.6(a)(v) hereof.

"Net Excess Amount" shall have the meaning ascribed to such term in Section 1.6(a)(v) hereof.

"Net Working Capital" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Net Working Capital Adjustment Amount" shall have the meaning ascribed to such term in Section 1.6(a)(v) hereof.

"Notice of Disagreement" shall have the meaning ascribed to such term in Section 1.6(a)(iii) hereof.

"OIG" shall have the meaning ascribed to such term in Section 3.19(a) hereof.

"Parent" shall have the meaning ascribed to such term in Section 10.2(e) hereto.

"Pension Plan" shall mean each employee pension benefit plan as defined in Section 3(2) of ERISA.

"Permits" shall have the meaning ascribed to such term in Section 3.16(b) hereof.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

"Post-Closing Taxes" shall have the meaning ascribed to such term in Section 6.1(b)(iv) hereof.

"Pre-Closing Taxes" shall have the meaning ascribed to such term in Section 6.1(b)(iv) hereof.

"Pre-Closing Transactions" shall have the meaning ascribed to such term in Section 5.9(b) hereof.

"Procedure Agreement" shall have the meaning ascribed to such term in Section 5.9(c) hereof.

"Purchase Price" shall have the meaning ascribed to such term in Section 1.6(b) hereof.

"Real Property" shall have the meaning ascribed to such term in Section 3.9(c) hereof.

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"Real Property Laws" shall have the meaning ascribed to such term in Section 3.9(e) hereof.

"Records" shall have the meaning ascribed to such term in Section 5.9(a) hereof.

"Required Consent Payor Contract" means the third party payor contracts that, without giving effect to the reference to "Material Adverse Effect" in the last sentence of Section 3.6(b) hereof, would be required to be listed in Section 3.6(b) of the Disclosure Letter.

"Restricted Territory" shall mean the United States of America.

"Restructuring Documents" shall have the meaning ascribed to such term in Section 2.4(c) hereof.

"Restructuring Transactions" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

"Retained Litigation" shall have the meaning ascribed to such term in Section 5.9(b) hereof.

"Seller" shall have the meaning ascribed to such term in the Preamble hereto.

"Seller Claims" shall have the meaning ascribed to such term in Section 11.4 hereof.

"Seller Indemnified Parties" shall have the meaning ascribed to such term in Section 11.4 hereof.

"Seller Returns" shall have the meaning ascribed to such term in Section 6.1(a)(i) hereof.

"Seller's Trademarks and Logos" shall have the meaning ascribed to such term in Section 6.4 hereof.

"Shares" shall have the meaning ascribed to such term in the Recitals hereto.

"Straddle Period Returns" shall have the meaning ascribed to such term in Section 6.1(a)(ii) hereof.

"Straddle Statement" shall have the meaning ascribed to such term in Section 6.1(a)(ii) hereof.

"Subsidiary" means with respect to a specified Person, any other Person of which (i) a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified Person or (ii) the general partner, manager or other entity governing such other Person is controlled by such specified Person.

"Subsidiary Shares" shall have the meaning ascribed to such term in Section 3.2 hereof.

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"Substitute Contracts" shall have the meaning ascribed to such term in Section 2.5 hereof.

"Target Net Working Capital" shall mean thirteen million dollars ($13,000,000).

"Tax" or "Taxes" shall have the meaning ascribed to such term in Section 3.14(c) hereof.

"Tax Benefit" shall have the meaning ascribed to such term in Section 11.8(c) hereof.

"Tax Indemnified Party" shall have the meaning ascribed to such term in Section 6.1(b)(v) hereof.

"Tax Indemnifying Party" shall have the meaning ascribed to such term in Section 6.1(b)(v) hereof.

"Tax Return" shall have the meaning ascribed to such term in Section 3.14(c) hereof.

"Tax Third-Party Claim" shall have the meaning ascribed to such term in Section 6.1(b)(v) hereof.

"Termination Date" shall have the meaning ascribed to such term in Section 10.1(b) hereof.

"Third-Party Claims" shall have the meaning ascribed to such term in Section 11.6 hereof.

“Transaction Documents” shall have the meaning ascribed to such term in Section 3.1 hereof.

"Transfer Taxes" shall have the meaning ascribed to such term in Section 6.1(c) hereof.

"Transferred Employees" shall have the meaning ascribed to such term in Section 6.2(a) hereof.

"Transition Agreement" shall have the meaning ascribed to such term in Section 2.1 hereof.

"Unadjusted Purchase Price" shall have the meaning ascribed to such term in Section 1.2 hereof.

"Unlimited Representations" shall have the meaning ascribed to such term in Section 11.1 hereof.

"Unrelated Liabilities" shall mean any obligation or liability of Seller or its Affiliates (including the Company or a Division Entity) to the extent such obligation or liability

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DIAGNOSTIC DIVISION-GORES

(i) does not arise out of or relate to the Business of the Division or (ii) relates to an Excluded Asset or a Closed Facility.

"Welfare Plan" shall mean each employee welfare benefit plan as defined in Section 3(1) of ERISA.

"Wind-down Period" shall have the meaning ascribed to such term in Section 6.4 hereof.

[SIGNATURE PAGE FOLLOWS]

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DIAGNOSTIC DIVISION-GORES

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

HEALTHSOUTH CORPORATION
By:	/s/ John P. Whittington
Name: John P. Whittington
Title: Secretary

DIAGNOSTIC HEALTH HOLDINGS, INC.
By:	/s/ Eric R. Hattler
Name: Eric R. Hattler
Title: Vice President

For the purpose of signifying the undersigned’s agreement to be bound by Section 10.2(e) of this Agreement:

GORES CAPITAL PARTNERS, L.P.
By:	Gores Capital Advisors, LLC
Its General Partner

By:	/s/ Eric R. Hattler
Name: Eric R. Hattler
Title: Executive Vice President and General Counsel

DIAGNOSTIC DIVISION-GORES

Section 2.7

Excluded Liabilities

1.         Any liability or obligation under any agreement or understanding providing for equity based compensation (e.g., stock options).

2.         Any liability or obligation under any agreement or understanding providing for the payment of any retention or stay bonus, change of control bonus, or other compensation upon or as a result of the consummation of the Restructuring Transactions or the sale of the Shares. Any liability or obligation under any compensation arrangement of any kind with R. Gregory Brophy, Thomas W. Kamarad or Rodney L. Van Wagoner (other than any arrangement entered into by Buyer or Buyer’s Affiliate).

3.         Any liability or obligations of or relating to any Benefit Plans of Seller or any of its Affiliates, except to the extent such liability or obligation is accrued in determining the adjustment to the Purchase Price pursuant to Section 1.6(a) (e.g., vacation and PTO accruals).

4.         Any liability or obligation, up to 50% of the Unadjusted Purchase Price, resulting from or relating to any material violation of any Laws regarding employment or employment practices to the extent resulting from any act, omission, event or occurrence prior to the Closing.

5.         Any liability or obligation, up to the Unadjusted Purchase Price, attributable to any act, omission, event or occurrence prior to the Closing in violation of any Healthcare Law by Seller or any of its Affiliates in the conduct of the Business or in operating the Division.

6.         Any liability or obligation related to any matters disclosed or required to be disclosed by Seller to the OIG with respect to the Business and relating to any event, circumstance, act or omission prior to the Closing, including, without limitation the matters listed or required to be listed on Section 3.19(b) of the Disclosure Letter.

7.         Any liability or obligation arising out of or relating to the Retained Litigation (see Section 5.9 of the Disclosure Letter), including any Litigation that is listed or required to be listed on Section 3.12(a) of the Disclosure Letter.

8.         Any liability or obligation arising out of or relating to the Restructuring Transactions.

9.         Any liability or obligation arising out of or relating to any event, circumstance, act or omission that occurs prior to the Closing and that is covered by a professional liability, general liability, automobile, workers’ compensation, property and casualty, or other occurrence based insurance policy of Seller or any of its Affiliates,

DIAGNOSTIC DIVISION-GORES

including all matters listed or required to be listed on Section 3.21 of the Disclosure Letter and, to the extent applicable, any matter listed or required to be listed on Section 3.12(a) of the Disclosure Letter and Section 5.9 of the Disclosure Letter.

10.       Any liability or obligation arising out of or relating to (i) any sites or operations that are not being acquired, including any sites and operations that have been divested or closed prior to Closing, or (ii) any employees or former employees of the Business other than Transferred Employees.

11.       Any liability or obligation arising out of or relating to any Litigation by any owner (other than Health South or one of its Affiliates) of any of the of the Division Entities that are not wholly owned, directly or indirectly, by Seller as of the date hereof (i.e., the joint venture partners) alleging mismanagement, financial reporting errors or other wrongful actions (or omissions) of Seller or any of its Affiliates prior to the Closing, including all such Litigation listed or required to be listed on Section 3.12(a) of the Disclosure Letter or Section 5.9 of the Disclosure Letter.

12.       Any liability or obligation with respect to Indebtedness or any long term liabilities that would be required to be accrued on a balance sheet in accordance with GAAP (other than Capitalized Lease Indebtedness).

13.       Any liability or obligation for any broker’s commission, finder’s fee or similar obligation.